Exhibit 4.1

This Instrument and the rights and obligations evidenced hereby, and any collateral security with respect thereto, are subordinate to the 1st Lien Obligations (as defined in the Intercreditor Agreement referred to below) and the liens securing the 1st Lien Obligations, respectively, in each case in the manner and to the extent set forth in that certain Intercreditor Agreement dated as of MAY 19, 2025 (as amended, modified, supplemented, extended, renewed, restated or replaced and in effect from time to time, the “Intercreditor Agreement”; capitalized terms used IN THIS PARAGRAPH and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement), among the 1st Lien Agent, the 2nd Lien Creditor, the 3rd Lien Agent (following the execution of the Joinder referred to in Section 8.25 thereof), and the 4th Lien Agent referred to therein, and acknowledged by Babcock & Wilcox Enterprises, Inc., as the Borrower, and the other Guarantors party thereto from time to time; and each holder of this Instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement. In the event of a conflict between the provisions of this Instrument and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control in all respects.

This instrument and the rights and obligations evidenced hereby, and any collateral security with respect thereto, are subordinate to the PBGC Liens (as defined in the PBGC/GLAS Intercreditor Agreement (as defined below) in the manner and to the extent set forth in that certain Intercreditor Agreement, dated as of MAY 19, 2025 (as amended, modified, supplemented, extended, renewed, restated or replaced and in effect from time to time, the “PBGC/GLAS Intercreditor Agreement”; capitalized terms used IN THIS PARAGRAPH and not otherwise defined herein shall have the meanings assigned to such terms in the PBGC/GLAS Intercreditor Agreement), between PBGC and THE Subordinated Lien Agent (each as defined in the PBGC/GLAS Intercreditor Agreement), and acknowledged by Babcock & Wilcox Enterprises, Inc., as the issuer, and the other Guarantors (as defined in the PBGC/GLAS Intercreditor Agreement) party thereto from time to time; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the PBGC/GLAS Intercreditor Agreement. In the event of a conflict between the provisions of this instrument and the provisions of the PBGC/GLAS Intercreditor Agreement, the provisions of the PBGC/GLAS Intercreditor Agreement shall, SUBJECT TO THE PROVISIONS OF SECTION 12.15 THEREOF, govern and control in all respects.

BABCOCK & WILCOX ENTERPRISES, INC.,
as the Issuer

and

THE GUARANTORS PARTY HERETO

$100,673,000 8.75% Senior Secured Second Lien Notes due 2030

INDENTURE

Dated as of May 19, 2025

GLAS TRUST COMPANY LLC,

as Trustee and Collateral Agent

TABLE OF CONTENTS

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Schedule 1.01 — Immaterial Subsidiaries

Exhibit A —	Form of 8.75% Senior Secured Second Lien Note due 2030
Exhibit B —	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Rule 144A
Exhibit C —	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S

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INDENTURE, dated as of May 19, 2025, by and among Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), the Guarantors party hereto (together with their respective successors and assigns, the “Guarantors”), GLAS Trust Company LLC, a New Hampshire limited liability company, in its separate capacities as trustee (the “Trustee”) and as collateral agent (the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes (as defined below) issued under this Indenture.

Article I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01           Definitions.

“2026 Notes” means, collectively, the February 2026 Notes and the December 2026 Notes.

“2026 Notes Indenture” means that certain Indenture, dated as of February 12, 2021, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended from time to time.

“Acceptable Intercreditor Agreement” means (i) the PBGC/GLAS Intercreditor Agreement, and (ii) any other intercreditor agreement between the Collateral Agent and one or more Persons or representatives of Persons (other than the Company or any of its Subsidiaries) benefitting from a Lien on any Collateral containing customary terms and conditions for comparable transactions (as determined by the Company in good faith, which determination the Collateral Agent shall be entitled to rely on conclusively); provided that any intercreditor agreement between the Collateral Agent and one or more Persons or representatives of Persons (other than the Company or any of its Subsidiaries) benefitting from a Lien on any Collateral that is intended to be senior to the Collateral Agent’s Lien having terms that the Company determines in good faith are substantially consistent with, or not materially less favorable, taken as a whole, to the Notes Secured Parties than, the terms of the Intercreditor Agreement (as amended, restated, modified or replaced in accordance with its terms) shall be deemed to be an Acceptable Intercreditor Agreement.

“Acquisition Indebtedness” means Indebtedness assumed in connection with any acquisition, merger, consolidation, amalgamation or other Investment.

“Additional First Lien Agent” means any agent, trustee or representative of the holders of Additional First Lien Obligations who (a) is appointed as the First Lien Agent (for purposes related to the administration of the security documents related thereto) pursuant to a credit agreement or other agreement governing such Additional First Lien Obligations, together with its successors in such capacity, and (b) has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional First Lien Agreement” means any agreement evidencing or governing Additional First Lien Debt, in each case in respect of which an Additional First Lien Agent has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional First Lien Debt” means Indebtedness secured by a Lien (other than Indebtedness under the Credit Agreement) that is intended to be secured on a pari passu basis with any other First Lien Obligation (such Indebtedness may be expressly subordinated in right of payment (or in priority of application of proceeds of Collateral) to any other First Lien Obligation, including in the form of a “last-out” tranche); provided that any agent, trustee or representative of the holders of the First Lien Obligations related to such Additional First Lien Debt shall have executed a joinder to the Intercreditor Agreement in the form provided therein or such other form that is reasonably acceptable to the First Lien Designated Agent; provided, further, that no obligations under this Indenture may be designated as Additional First Lien Debt.

“Additional First Lien Obligations” means (i) any obligations with respect to any Additional First Lien Agreement, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Additional First Lien Agreement and (iii) all hedging obligations, cash management obligations and similar bank product obligations between the Company and/or any of the Grantors, on the one hand, and any Person that was a lender, agent for the lenders or holder of obligations under any Additional First Lien Agreement at the time the agreement governing such obligations was entered into (or any Affiliate of any Person that was a lender, agent for the lenders or holder of obligations under any Additional First Lien Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith.

“Additional Notes” means additional Notes (other than Initial Notes) issued under this Indenture in accordance with Section 2.17.

“Additional Refinancing Amount” means, in connection with the incurrence of any Permitted Refinancing Indebtedness, an amount equal to the aggregate principal amount of additional Indebtedness or Disqualified Stock incurred to pay accrued and unpaid interest, premiums (including tender premiums), expenses, defeasance, redemption or satisfaction and discharge costs and fees (including original issue discount) in connection therewith.

“Additional Second Lien Agent” means any agent, trustee or representative of the holders of Additional Second Lien Obligations who (a) is appointed as the Second Lien Agent (for purposes related to the administration of the security documents related thereto) pursuant to a credit agreement or other agreement governing such Additional Second Lien Obligations, together with its successors in such capacity and (b) has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional Second Lien Agreement” means any agreement evidencing or governing Second Lien Debt (other than any Indenture Document), in each case in respect of which an Additional Second Lien Agent has become a party to the Intercreditor Agreement either directly or by executing a joinder in the form required under the Intercreditor Agreement or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Additional Second Lien Obligations” means (i) any obligations with respect to any Additional Second Lien Agreement, (ii) all reimbursement obligations (if any) and interest thereon with respect to any letter of credit or similar instruments issued pursuant to any Additional Second Lien Agreement and (iii) all hedging obligations, cash management obligations and similar bank product obligations between the Company and/or any of the Grantors, on the one hand, and any Person that was a lender, agent for the lenders or holder of obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into (or any Affiliate of any Person that was a lender, agent for the lenders or holder of Obligations under any Additional Second Lien Agreement at the time the agreement governing such obligations was entered into), on the other hand, to the extent that such obligations are secured by Liens on the Collateral, and all fees, expenses and other amounts payable from time to time in connection therewith.

“Additional Second Lien Secured Parties” means any Additional Second Lien Agent, the lenders and letter of credit issuer(s) party to any Additional Second Lien Agreement and any other Person holding any Additional Second Lien Obligation or to whom any Additional Second Lien Obligation is at any time owing.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agents” means, collectively, the First Lien Agent and the Second Lien Agent.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer, exchange, or conversion of or for beneficial interests in, or any notice to or solicitation of consents from Holders or Beneficial Owners of, any Global Note, the rules and procedures of the Depositary that apply to such payment, tender, redemption, transfer, exchange, conversion, notice or consent solicitation.

“Authorized Officers” has the meaning assigned to such term in Section 1.05.

“Bankruptcy Code” means Title 11, United States Code.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Board of Directors” means:

(1)            with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)            with respect to a partnership, the board of directors of the general partner of the partnership;

(3)            with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)            with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.

“BrightLoop Entities” means, collectively, Massillon NG2H, LLC, Wyoming C2H, LLC, Mountaineer C2H, LLC, Bayou B2H, LLC and all other “BrightLoop Entities” as defined in the Credit Agreement.

“Business Day” means any day other than a Legal Holiday. If a payment date falls on a day that is not a Business Day, the related payment shall be made on the next succeeding Business Day as if made on the date the payment is due, and no interest shall accrue on such payment for the intervening period.

“Canadian Multi-Employer Plan” means a "multi-employer plan" or similar plan under applicable federal or provincial pension standards legislation in Canada that is maintained, sponsored or contributed to by a Grantor for its Canadian employees or former employees or under which a Grantor has any liability, but excluding any Canadian Pension Plan.

“Canadian Pension Plan” means any registered pension plan as such term is defined under the ITA that is administered or contributed to by any Grantor in respect of its Canadian employees or former employees, but does not include a Canadian Multi-Employer Plan or the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Capital Stock” means:

(1)            in the case of a corporation, corporate stock;

(2)            in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)            in the case of a partnership, partnership interests (whether general or limited);

(4)            in the case of a limited liability company, membership interests; and

(5)            any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Captive Insurance Subsidiaries” means, collectively or individually as of any date of determination, those regulated Subsidiaries of the Company primarily engaged in the business of providing insurance and insurance-related services to the Company, its other Subsidiaries and certain other Persons.

“Cash Equivalents” means:

(a)           Dollars (including such Dollars as are held as overnight bank deposits and demand deposits with banks);

(b)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case, maturing within one (1) year from the date of acquisition thereof;

(c)           marketable direct obligations issued by any state of the United States of America, or any political subdivision of any such state, or any public instrumentality thereof, maturing within one (1) year from the date of acquisition thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” of Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(d)           commercial paper maturing no more than one (1) year from the date of creation thereof, and, at the time of acquisition, having a rating of at least “A–2” from S&P or at least “P–2” from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two (2) named rating agencies cease publishing;

(e)           time deposits, demand deposits, certificates of deposit, Eurodollar time deposits, time deposit accounts, term deposit accounts, or bankers’ acceptances maturing within one (1) year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States, or any state thereof, or the District of Columbia, or any U.S. branch of a foreign bank having, at the date of acquisition thereof, combined capital and surplus of not less than Five-Hundred Million Dollars ($500,000,000);

(f)            repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (a) above, entered into with any bank meeting the qualifications specified in clause (e) above;

(g)           investments in money market funds which invest all, or substantially all, of their assets in assets of the types described in clauses (a) through (f) above; and

(h)           in the case of Foreign Subsidiaries, investments of a type comparable to those described in clauses (a) through (g) above, which may include investments in the relevant foreign currency.

“Collateral” means a collective reference to all real and personal property with respect to which Liens in favor of the Collateral Agent, for the benefit of the Second Lien Secured Parties, are granted, or purported to be granted, pursuant to, and in accordance with, the terms of the Collateral Documents (but, in any event, excluding any Excluded Property).

“Collateral Agent” means GLAS Trust Company LLC (or any successor thereof), in its capacity as collateral agent for the Notes.

“Collateral Documents” means the Security Agreement and any other security document as may be executed and delivered by the Grantors pursuant to the terms of this Indenture.

“Collateral Jurisdiction” means each of the following, together with any state, province, territory or other political subdivision of each of the following: (a) the United States (including, without limitation, Puerto Rico and the District of Columbia), (b) Canada and (c) Mexico.

“Company” means Babcock & Wilcox Enterprises, Inc., and, subject to Article V, any and all successors thereto.

“Company Order” means a written order signed in the name of the Company by an Officer. A Company Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Company and its Subsidiaries calculated in accordance with GAAP as of the last day of the fiscal quarter most recently ended prior to such date of determination; provided, that Consolidated Total Assets shall only include the total consolidated assets of each Unrestricted Subsidiary, net of any Indebtedness outstanding at such Unrestricted Subsidiary.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corporate Trust Office of the Trustee” means 3 Second Street, Suite 206, Jersey City, NJ 07311, or such office designated by the Trustee from time to time.

“Credit Agreement” means that certain Credit Agreement, dated as of January 18, 2024, among the Company, each of the other loan parties from time to time parties thereto, each of the lenders from time to time parties thereto, and the Credit Agreement Agent, as administrative agent for the lenders and as collateral agent to the secured parties, as amended, extended, renewed, restated, replaced, refinanced (including by means of issuance of debt securities), supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any Permitted Refinancing Indebtedness.

“Credit Agreement Agent” means Axos Bank, as administrative and collateral agent under the Credit Agreement, together with its successors and assigns in such capacity (or, in the case of a refinancing or replacement in full of the Credit Agreement, the Person serving at such time as the “Agent”, “Administrative Agent”, “Collateral Agent” or other similar representative of the lenders or other debt providers under the Credit Agreement, together with its successors and assigns in such capacity); provided that, if the Credit Agreement is refinanced or replaced in full by two or more credit agreements or notes or other Indebtedness, the “Agent,” “Administrative Agent,” “Collateral Agent” or other similar representative of the lenders or other debt providers under each of the credit agreements and/or notes shall select one Person from amongst themselves to serve as Credit Agreement Agent.

“Credit Agreement Collateral Documents” means any Collateral Document (as defined in the Credit Agreement), as the same may be amended, extended, renewed, restated, replaced, refinanced (including by means of issuance of debt securities), supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Credit Agreement Documents” means (a) the Credit Agreement and each of the other Loan Documents (as defined in the Credit Agreement) and (b) any other related documents or instruments executed and delivered pursuant to any Credit Agreement Document described in clause (a) above evidencing, governing or securing any obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities) in whole or in part from time to time.

“Credit Agreement Obligations” means any Obligations (as defined in the Credit Agreement), including advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party (as defined in the Credit Agreement) arising under the Credit Agreement Documents or otherwise with respect to any loan or letter of credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest (at the applicable rate specified in the Credit Agreement) and fees that accrue after the commencement by or against any Loan Party or Affiliate thereof, of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Credit Agreement Secured Parties” means the Secured Parties (as defined in the Credit Agreement), including, but not limited to, the Credit Agreement Agent, the lenders party to the Credit Agreement and any other Person holding any Credit Agreement Obligation or to whom any Credit Agreement Obligation is at any time owing.

“Credit Facility” means one or more debt facilities or agreements (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to lenders or other purchasers or to special purpose entities formed to borrow from such lenders or other purchasers against such receivables), notes, debentures, letters of credit, the issuance and sale of securities or other debt financing, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender or holder of indebtedness or group of lenders or holders of indebtedness and whether the same obligor or different obligors and whether for the same or a different amount (including an increased amount) or on the same or different terms, conditions, covenants and other provisions.

“Credit Rating” means the senior unsecured rating, corporate family rating, or corporate credit rating (or substantially equivalent rating) of the Company provided by Fitch, S&P and/or Moody’s, as applicable.

“Custodian” means the Trustee, as custodian for the Depositary with respect to any Global Notes, or any successor entity thereto.

“Debtor Relief Law” means any bankruptcy, insolvency or debtor relief law.

“December 2026 Notes” means those certain 6.50% Senior Notes due 2026, issued by the Company pursuant to the Second Supplemental Indenture to the 2026 Notes Indenture, dated as of December 13, 2021, in an aggregate original principal amount of $140,000,000.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.08 or 2.12 hereof, in substantially the form of Exhibit A hereto, except that such Note shall not bear the Global Note legend set forth in Exhibit A.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.05 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provisions of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, however, that, if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company, any direct or indirect parent of the Company, or the Company’s Subsidiaries or by any such plan to such employees, such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock will not be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control, casualty event, asset sale or other similar event (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 4.14.

“Dollars” and “$” means the currency of The United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Electronic Means” shall mean the following communications methods: e-mail, facsimile transmission, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee or the Collateral Agent, as applicable, or another method or system specified by the Trustee or the Collateral Agent, as applicable, as available for use in connection with its services hereunder.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, or referencing any, Capital Stock).

“Equity Offering” means a private or public sale for cash after the Issue Date by the Company of its common stock (other than to a Subsidiary of the Company).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Property” has the meaning set forth in the Security Agreement.

“Excluded Subsidiary” means any of the following:

(a)            each BrightLoop Entity;

(b)            each Immaterial Subsidiary;

(c)            each Captive Insurance Subsidiary;

(d)            each Subsidiary that is not a Wholly Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly Owned Subsidiary;

(e)            each Subsidiary that is prohibited from guaranteeing or granting Liens to secure the notes by any requirement of law or that would require consent, approval, license or authorization of a governmental authority to guarantee or grant Liens to secure the notes (unless such consent, approval, license or authorization has been received);

(f)            each Subsidiary that is prohibited by any applicable contractual requirement from guaranteeing or granting Liens to secure the notes on the Issue Date or at the time such Subsidiary becomes a Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect;

(g)            any other Subsidiary with respect to which the Credit Agreement Agent and the Company reasonably agree that the cost or other consequences (including tax consequences) of providing a guarantee of or granting Liens are likely to be excessive in relation to the value to be afforded thereby;

(h)            each Subsidiary that is not formed in a Collateral Jurisdiction;

(i)             each Unrestricted Subsidiary;

(j)             each not-for-profit entity; and

(k)            prior to the 1st Lien Termination Date (as defined in the Intercreditor Agreement), any entity that is not a guarantor under any First Lien Documents.

“Existing Indebtedness” means (i) the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than the Notes) in existence on the Issue Date after giving effect to the Transaction, including the 2026 Notes, and (ii) all Credit Agreement Obligations incurred pursuant to the Credit Agreement Documents (whether outstanding on the Issue Date or at any time thereafter). For the avoidance of doubt, Existing Indebtedness shall not be reduced as a result of any reduction in Indebtedness or commitments after the Issue Date.

“Fair Market Value” means the value (which will take into account any liabilities, contingent or otherwise, associated with related assets) that would be paid by a willing buyer to an unaffiliated willing seller in an arm’s-length transaction, as conclusively determined in good faith by the Company (unless otherwise provided in this Indenture).

“February 2026 Notes” means those certain 8.125% Senior Notes due 2026, issued by the Company pursuant to the First Supplemental Indenture to the 2026 Notes Indenture, dated as of February 12, 2021, in an aggregate original principal amount of $160,000,000.

“Finance Lease Obligations” means an obligation that is required to be accounted for as a finance lease or capital lease (and not a straight-line or operating lease or right of use asset) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP and the stated maturity date thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“First Lien Agents” means, collectively, the Credit Agreement Agent (acting on behalf of the Credit Agreement Secured Parties) and each Additional First Lien Agent.

“First Lien Designated Agent” means (i) at all times prior to the 1st Lien Termination Date, the Credit Agreement Agent and (ii) on and after the 1st Lien Termination Date, such agent or trustee as is designated “First Lien Designated Agent” by the First Lien Secured Parties holding a majority in principal amount of the First Lien Obligations then outstanding or their representative.

“First Lien Documents” means, collectively, (a) the Credit Agreement Documents and (b) each Additional First Lien Agreement and each of the other agreements, documents or instruments evidencing, governing or securing any Additional First Lien Obligations and any other related documents or instruments executed and delivered pursuant to the foregoing.

“First Lien Obligations” means, collectively, the Credit Agreement Obligations and the Additional First Lien Obligations; provided, that no obligations under this Indenture may be First Lien Obligations.

“First Lien Secured Parties” means, collectively, (a) the Credit Agreement Secured Parties and (b) any Additional First Lien Agent, the lenders and letter of credit issuer(s) party to any Additional First Lien Agreement, and any other Person holding any Additional First Lien Obligation or to whom any Additional First Lien Obligation is at any time owing.

“Fitch” means Fitch Ratings, Inc., and its successors.

“Foreign Currency” means any currency or currency unit issued by a government other than the government of The United States of America.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note” or “Global Notes” means the Notes in the form established pursuant to Section 2.03 hereof, evidencing all or part of Notes issued to the Depositary or its nominee and registered in the name of such Depositary or nominee.

“Government Securities” means direct obligations of, or obligations guaranteed by, The United States of America, and the payment for which the United States pledges its full faith and credit.

“Grantor” means the Company and each Guarantor.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the Ordinary Course of Business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means, collectively, the Subsidiaries of the Company as are or may from time to time become parties to this Indenture pursuant to Section 4.11, until the guarantee of such Person has been released in accordance with the provisions of this Indenture. For the avoidance of doubt, each Person that is an obligor with respect to any Credit Agreement Obligations or any Additional First Lien Obligations (in either case, whether as a borrower or a guarantor thereunder), as applicable, shall be a Guarantor unless otherwise expressly agreed in writing by the Collateral Agent (at the direction of Holders of majority in aggregate principal amount of the outstanding Notes unless otherwise required under the Intercreditor Agreement).

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in each case of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of the Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Hedging Agreements.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means each Subsidiary identified on Schedule 1.01; provided that the Company will not permit any Immaterial Subsidiary to (a) acquire any assets (other than assets of a de minimis nature or, in the case of 1867BW, LLC, the lease agreement existing as of the Issue Date with respect to a corporate aircraft that is not material to the businesses of the Grantors), (b) incur any liabilities (other than liabilities of a de minimis nature or, in the case of 1867BW, LLC, liabilities pursuant to the lease agreement described in the foregoing clause (a)), or (c) engage in any business activity, unless, prior to such acquisition, incurrence or engagement, such Immaterial Subsidiary shall have become a Grantor hereunder (to the extent organized in a Collateral Jurisdiction) and taken such steps as are required in connection with such joinder to the Indenture Documents pursuant to Section 4.11 hereof

“Increased Amount” means, with respect to any Indebtedness, any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Company, the accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness ..

“Indebtedness” of any Person means, without duplication:

(a)            all obligations of such Person for borrowed money;

(b)            all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the Ordinary Course of Business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the Ordinary Course of Business);

(c)            all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the Ordinary Course of Business);

(d)            all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than (i) any such obligations that constitutes a trade payable or similar obligation to a trade creditor incurred in the Ordinary Course of Business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the Ordinary Course of Business; it being understood that obligations owed to banks and other financial institutions in connection with any arrangement whereby a bank or other institution purchases payables described in clause (i) above owed by the Company or its Subsidiaries shall not constitute Indebtedness) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto;

(e)            all Guarantees by such Person of Indebtedness of others;

(f)             all Finance Lease Obligations of such Person;

(g)            net obligations under any Hedging Agreements;

(h)            the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit that have been drawn;

(i)             the principal component of all obligations of such Person in respect of bankers’ acceptances;

(j)             the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

(k)            all Indebtedness of others secured by any Lien on property owned or acquired by such Person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed; and

(l)             [Reserved];

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP; provided that (i) contingent obligations incurred in the Ordinary Course of Business or consistent with past practice, (ii) any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case incurred in the Ordinary Course of Business, (iii) intercompany liabilities that would be eliminated on the consolidated balance sheet of the Company and its Restricted Subsidiaries, (iv) prepaid or deferred revenue arising in the Ordinary Course of Business, (v) in connection with the purchase by the Company or any Restricted Subsidiary of any business, assets, Equity Interests or Person, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (vi) obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement, or (vii) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes. Indebtedness convertible, or exchangeable for, stock (or other security and/or property of a Person following a merger event with respect to, or reclassification or other change to the stock in, such Persons) and/or cash (the amount of cash determined by reference to the price of such stock, securities and/or property), or any combination thereof, including Permitted Convertible / Exchange Indebtedness, shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the stock, securities, property and/or cash deliverable upon conversion or exchange thereof. The amount of Indebtedness of any Person for purposes of clause (e) above on any date shall be the amount determined by the Company in good faith that, in the light of all the facts and circumstances existing on such date, represents the amount of underlying obligations reasonably expected by the Company to be paid thereunder. The amount of Indebtedness of any Person for purposes of clause (g) above on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. Notwithstanding anything in this Indenture to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indebtedness for Borrowed Money” means, with respect to a Person, Indebtedness of such Person under clauses (a), (b), (h), (i) or (e) (to the extent relating to the foregoing clauses) of the definition of “Indebtedness,” and shall include any exchange of existing Indebtedness that results in another class of Indebtedness for borrowed money.

“Indenture” means this Indenture, as amended, restated, amended and restated, supplemented and/or otherwise modified in writing from time to time in accordance with the terms hereof.

“Indenture Documents” means (a) this Indenture, the Notes, the guarantees thereof, the Collateral Documents and each of the other agreements, documents or instruments evidencing or governing any Indenture Obligations and (b) any other related documents or instruments executed and delivered pursuant to any Indenture Document described in clause (a) above evidencing or governing any Obligations thereunder, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Indenture Obligations” means all Obligations in respect of the Notes or arising under the Indenture Documents or any of them. Indenture Obligations shall include all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding (including all amounts accruing on or after the commencement of an insolvency or liquidation proceeding, or that would have accrued or become due but for the effect of an insolvency or liquidation proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency or liquidation proceeding).

“Initial Notes” means the $100,673,000 aggregate principal amount of the Notes issued on the Issue Date.

“Interest Payment Date” means, as to each Note, each date specified as an “Interest Payment Date” on the face of such Note.

“Interest Record Date” means, as to each Note, each date specified as an “Interest Record Date” on the face of the applicable Note.

“Instructions” has the meaning assigned to such term in Section 1.05.

“Intercreditor Agreement” means that certain intercreditor agreement, dated as of the Issue Date, among the Credit Agreement Agent, the Collateral Agent and each Additional First Lien Agent and Additional Second Lien Agent from time to time party thereto.

“Investment Grade” means a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) and a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s).

“Investment Grade Securities” means:

(1)            securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)            securities that have a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or an equivalent rating by any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act;

(3)            investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)            instruments of the general type described in clauses (1), (2) or (3) above in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans (including Guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel, relocation and similar advances to directors, officers and employees made in the Ordinary Course of Business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person, together with all items that are required to be classified as investments on a balance sheet prepared in accordance with GAAP in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Company or any Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.14(b). The acquisition by the Company or any Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.14(a). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means May 19, 2025.

“ITA” means the Income Tax Act (Canada), as amended.

“Joint Venture” means any Person (a) in which the Company, directly or indirectly, owns any Equity Interests or Equity Interests of such Person and (b) that is not a Subsidiary of the Company, provided that (i) the Collateral Agent, on behalf of the Notes Secured Parties, has a valid and perfected security interest in the Equity Interests in such joint venture owned directly by any Grantor except where (x) the Organization Documents of such joint venture prohibit such a security interest to be granted to the Collateral Agent or (y) such joint venture has incurred Indebtedness the terms of which either (A) require security interests in such Equity Interests to be granted to secure such Indebtedness or (B) prohibit such a security interest to be granted to the Collateral Agent, and (ii) no Grantor shall, whether pursuant to the Organization Documents of such joint venture or otherwise, be under any obligation to make Investments or provide a Guarantee after the Issue Date, or, if later, at the time of, or at any time after, the initial formation of such joint venture, that would be in violation of any provision of this Indenture.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the State of New York are required or authorized by law, regulation or executive order to close or be closed.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company or the Company and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of the Grantors, taken as a whole, to perform their Obligations under any Indenture Document to which they are parties, (ii) the legality, validity, binding effect or enforceability against the Grantors, taken as a whole, of any Indenture Document to which they are parties, (iii) the rights, remedies and benefits available to, or conferred upon, the Collateral Agent or any Holder under any Indenture Documents, (iv) the timely payment of the principal of or interest on the Notes or other amounts payable in connection with the Obligations, or (v) the Collateral.

“Material Guarantor” means any Guarantor that hold Consolidated Total Assets in excess of 10.0% of the aggregate Consolidated Total Assets of the Company and its Subsidiaries as of the latest audited consolidated financial statements of the Company.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-Recourse Indebtedness” means Indebtedness of any one or more non-Grantors (a) that consists solely of an asset-based working capital facility to support the working capital needs of the applicable non-Grantors, (b) that is not, in whole or in part, Indebtedness of any Grantor (and for which no Grantor has created, maintained or assumed any guarantee obligation) and for which no holder thereof has or could have upon the occurrence of any contingency, any recourse against any Grantor or the assets thereof, (c) owing to an unaffiliated third-party (which for the avoidance of doubt does not include the parent of the Company, any Subsidiary thereof, any other Loan Party, any Joint Venture (or owner of any interest therein) or any Affiliate of many of them) and (d) the source of repayment for which is expressly limited to the assets and/or cash flows of such non-Grantor and/or the Equity Interests of such non-Grantor.

“Note Guarantee” means each Guarantee of the obligations with respect to the Notes issued by each Guarantor pursuant to the terms of this Indenture.

“Notes” means the Initial Notes and any Additional Notes.

“Notes Secured Parties” means the Holders, the Trustee and the Collateral Agent.

“Obligations” means, with respect to any Indebtedness, any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, indemnities, reimbursement obligations, guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, the Assistant Secretary or any Vice-President of such Person.

“Officer’s Certificate” means a certificate signed by an Officer of the Company that meets the requirements of Section 12.05 hereof, and delivered to the Trustee.

“Opinion of Counsel” means an opinion from legal counsel, who may be an employee of or counsel to the Company or any Subsidiary of the Company, or other counsel reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof.

“Ordinary Course of Business” means the ordinary course of business as conclusively determined by the Company in good faith.

“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U. S. jurisdiction) and (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable governmental authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Documents” means, collectively, (i) that certain Pledge and Security Agreement dated as of February 28, 2025, by and among the PBGC and certain of the Grantors, (ii) the short-form grants of security interest in United States intellectual property, each dated as of February 28, 2025, by certain of the Grantors in favor of the PBGC, and (iii) that certain Waiver dated as of September 20, 2024, by the PBGC to The Babcock & Wilcox Company with respect to The Retirement Plan for Employees of Babcock & Wilcox Commercial Operations for the plan year ending December 31, 2023, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Permitted Liens” means:

(1)            Liens securing Indebtedness under Section 4.18(b)(1), in all events subject to the Intercreditor Agreement;

(2)            Liens securing the Credit Agreement Obligations;

(3)            Liens securing the Notes and any related guarantees (but excluding any Additional Notes and related guarantees thereof);

(4)            Liens existing on the Issue Date (excluding the Liens securing the Credit Agreement Obligations and the Notes);

(5)            Liens securing obligations in respect of Indebtedness incurred under Section 4.18(b)(4), including in respect to Finance Lease Obligations and Indebtedness financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of, such Indebtedness; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or its Affiliates;

(6)            Liens on the Collateral securing Additional First Lien Obligations in an aggregate principal amount not to exceed $100.0 million, in all events subject to the Intercreditor Agreement;

(7)            Liens in favor of the Company or any other Guarantor, if any;

(8)            (i) Liens on Property existing at the time of acquisition of the Property by the Company or any of its Subsidiaries and (ii) Liens on Property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens (a) were in existence prior to such acquisition and not incurred in contemplation of, such acquisition and (b) do not extend to any other assets of the Company or any of its Subsidiaries;

(9)            purchase money mortgages or other purchase money liens (including any Finance Lease Obligations) permitted by Section 4.18(b)(4) upon any fixed or capital assets acquired after the Issue Date, or purchase money mortgages (including Finance Lease Obligations) on any such assets hereafter acquired or existing at the time of acquisition of such assets, whether or not assumed, so long as (i) such mortgage or lien does not extend to or cover any other asset of the Company or any Restricted Subsidiary; provided that individual financings of assets provided by one lender may be cross-collateralized to other financings of fixed or capital assets provided by such lender; and (ii) such mortgage or lien secures the obligation to pay the purchase price of such asset, interest thereon and other charges incurred in connection therewith (or the obligation under such Finance Lease Obligation) only;

(10)          landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, in any case, incurred in the Ordinary Course of Business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith and by appropriate proceedings;

(11)          Liens securing (i) the performance of bids, trade contracts (other than for borrowed money) or statutory obligations, (ii) surety bonds and (iii) other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case incurred in the Ordinary Course of Business;

(12)          Liens in favor of governmental entities or other special purpose entities established by governmental entities (including without limitation for industrial revenue bonds, new market tax credits, pollution control bonds or any other issuance of tax-exempt governmental obligations);

(13)          Liens arising by reason of any judgment, decree or other of any court in an aggregate amount not to exceed $10.0 million (to the extent not covered by independent third-party insurance as to which the insurer is rated at least "A" by A.M. Best Company, has been notified of the potential claim and docs not dispute coverage), any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any Subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or any Subsidiary;

(14)          Liens created in connection with a transaction that is not financed with, and created to secure Indebtedness that is not recourse to, any Property of the Company or any Guarantor;

(15)          zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances or Liens incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount and do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(16)          Liens on the Collateral securing Additional Second Lien Obligations (including Additional Notes) in an aggregate principal amount not to exceed $150.0 million minus the aggregate principal amount of the Notes issued on the Issue Date and outstanding under this Indenture;

(17)          Liens for taxes, assessments or governmental charges or claims, or other like statutory Liens that do not secure Indebtedness for Borrowed Money, and that (i) are not yet delinquent, or (ii) are being contested in good faith by appropriate proceedings promptly instituted and properly pursued; provided that, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(18)          Liens on the Collateral that are junior to the Liens thereon securing the Notes;

(19)          Liens in the form of licenses, leases or subleases granted or created by the Company or any Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of the Company and its Subsidiaries, taken as a whole;

(20)          Liens on fixtures or personal property held by, or granted to, landlords pursuant to leases;

(21)          Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent of an acquisition;

(22)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(23)          any zoning or similar law or right reserved to, or vested in, any governmental office or agency to control or regulate the use of any real property;

(24)          bankers’ Liens, rights of setoff, and similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by the Company or any Subsidiary, in each case, granted in the Ordinary Course of Business in favor of the bank(s) with which such account(s) are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements;

(25)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the Ordinary Course of Business;

(26)          pledges or deposits in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA or any pension standards legislation applicable to any Canadian Pension Plan;

(27)          Liens representing the right of commercial or government (including defense) customers to acquire certain property from the Company or any Subsidiary, and set-off rights under commercial or defense customer agreements with the Company or any Subsidiary entered into in the Ordinary Course of Business;

(28)          licenses, sublicenses, covenants not to sue and similar rights granted with respect to intellectual property in the Ordinary Course of Business, or granted in the Company or the applicable Subsidiary’s reasonable judgment;

(29)          deposits or pledges of cash relating to escrows established in connection with the purchase or sale of property, in each case permitted hereunder, provided that neither the amount of such deposits or pledges, nor the amount secured thereby, shall exceed the aggregate consideration in connection with such purchase or sale (whether established for an adjustment in purchase price or liabilities, to secure indemnities or otherwise);

(30)          Liens arising from sales, transfers, or other dispositions of accounts receivable;

(31)          customary Liens arising under Treasury Management Agreements and Hedging Agreements;

(32)          Liens on the property of any Subsidiary securing Indebtedness or other obligations owing to any Grantor;

(33)          Liens in the nature of any interest or title of a lessor or sublessor under any lease permitted under this Indenture;

(34)          purported Liens evidenced by the filing of precautionary UCC financing statements;

(35)          Liens securing Indebtedness incurred pursuant to a program or facility sponsored or guaranteed by any governmental authority for the purposes (in the good faith determination of the Company) of providing liquidity or other financial relief in connection with the COVID-19 pandemic and any potential effects and consequences related thereto;

(36)          Liens on any mortgaged property identified in any ALTA title policy relating to such Real Property;

(37)          Liens securing any Indebtedness assumed in connection with any acquisition; provided that such Indebtedness is not incurred in contemplation of such acquisition;

(38)          other Liens securing Indebtedness or other obligations in an aggregate amount that does not exceed the greater of (x) $50.0 million and (y) 5.0% of Consolidated Total Assets, at any one time outstanding;

(39)          Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(40)          (x) Liens on the assets of, and/or Equity Interests of, any non-Grantors securing any Non-Recourse Indebtedness; provided that no such Lien shall encumber the assets of any Grantor (other than, in the case of any such Non-Recourse Indebtedness incurred by any particular one or more such non-Grantors, any Equity Interests of such non-Grantors securing the Non-Recourse Indebtedness with respect to which such non-Grantors are obligated or otherwise liable), and (y) Liens on the Equity Interests of any Joint Venture securing any Indebtedness with respect to which such Joint Venture is obligated or otherwise liable;

(41)          Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions and customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness is issued;

(42)          Liens securing insurance premiums financing arrangements;

(43)          Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets for so long as such agreements are in effect;

(44)          Liens on Equity Interests or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary;

(45)          Liens with respect to property or assets of any Restricted Subsidiary that is not a Guarantor securing obligations of a Restricted Subsidiary that is not a Guarantor;

(46)          Liens in favor of the PBGC pursuant to the PBGC Documents securing the "Obligations" as defined in the PBGC Documents, provided that the aggregate outstanding amount of all such obligations and liabilities secured by such Liens shall not exceed $20,000,000 at any time;

(47)          extensions, renewals or replacements of any Lien referred to in the preceding clauses (4) and (7) through (46); and

(48)          Liens securing Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness referred to in clause (1), (2), (3), (5) or (6); provided that the new Lien is limited to the Collateral secured by the Indebtedness being refinanced or cash proceeds of such Indebtedness deposited into escrow or otherwise segregated pending the use thereof or funds deposited for the discharge or defeasance of such Indebtedness (it being understood that with respect to any Liens on the Collateral being incurred under this clause (48), if Liens on the Collateral securing the Indebtedness being refinanced were junior to the Liens securing the Notes, then any Liens on such Collateral being incurred under this clause (48) to secure such refinancing Indebtedness shall be junior to the Liens securing the Notes).

“Permitted Refinancing Indebtedness” means:

(1)            any Indebtedness of the Company or any of its Restricted Subsidiaries (other than Disqualified Stock) issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (or unutilized commitments in respect of Indebtedness (only to the extent the committed amount (i) could have been incurred on the date of initial incurrence and was deemed incurred at such time for the purposes of Section 4.18 or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such extension, refinancing, renewal, replacement, defeasance or refunding)) of the Company or any of its Restricted Subsidiaries; provided that:

a.	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, accreted value or the like) or, if greater, committed amount (only to the extent the committed amount (i) could have been incurred on the date of initial incurrence and was deemed incurred at such time for the purposes of Section 4.18 or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such extension, refinancing, renewal, replacement, defeasance or refunding) of the Indebtedness or Disqualified Stock so extended, refinanced, renewed, replaced, defeased or refunded, plus the Additional Refinancing Amount;

b.	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

c.	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable, taken as a whole in all material respects, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

d.	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is unsecured and pari passu in right of payment with the Notes or any Guarantees, such Permitted Refinancing Indebtedness is unsecured and pari passu with, or subordinated in right of payment to, the Notes or the Guarantees; and

e.	such Permitted Refinancing Indebtedness is not incurred or guaranteed by any Restricted Subsidiary that is not a Guarantor unless such Restricted Subsidiary is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(2)            any Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace or refund Indebtedness or other Disqualified Stock (or unutilized commitments in respect of Indebtedness or Disqualified Stock (only to the extent the committed amount (i) could have been incurred on the date of initial incurrence and was deemed incurred at such time for the purposes of Section 4.18 or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such extension, refinancing, renewal, replacement, defeasance or refunding)) of the Company or any of its Restricted Subsidiaries; provided that:

a.	the liquidation preference, face value, accreted value or the like of such Permitted Refinancing Indebtedness does not exceed the principal amount (or, if applicable, the liquidation preference, face amount, accreted value or the like) or, if greater, committed amount (only to the extent the committed amount (i) could have been incurred on the date of initial incurrence and was deemed incurred at such time for the purposes of Section 4.18 or (ii) could have been incurred other than as Permitted Refinancing Indebtedness on the date of such extension, refinancing, renewal, replacement, defeasance or refunding) of the Indebtedness or Disqualified Stock, as applicable, so extended, refinanced, renewed, replaced or refunded, plus the Additional Refinancing Amount;

b.	such Permitted Refinancing Indebtedness has a final redemption date later than the final maturity or redemption date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

c.	if the Disqualified Stock of the Company or any of its Restricted Subsidiaries is subordinated in right of payment to the Notes or related Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes or the Guarantees on terms at least as favorable, taken as a whole in all material respects, to the Holders of Notes as those contained in the documentation governing Disqualified Stock being extended, refinanced, renewed, replaced or refunded;

d.	such Permitted Refinancing Indebtedness is not redeemable at the option of the holder thereof or mandatorily redeemable prior to the final maturity or redemption date of the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced or refunded; and

e.	such Disqualified Stock is not issued by any Restricted Subsidiary that is not a Guarantor unless such Restricted Subsidiary is an obligor on the Indebtedness or Disqualified Stock being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pro Forma Basis” means, with respect to the calculation of any test, basket or covenant under this Indenture, including the calculation of Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness or Liens (including Indebtedness and/or Liens issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any Hedging Obligations s applicable to such Indebtedness if such Hedging Obligations has a remaining term in excess of 12 months). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a financial officer of the Company to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (1) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such applicable optional rate as the Company may designate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Rating Agency” means (1) each of Fitch, S&P and Moody’s; and (2) if either Fitch, S&P or Moody’s ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Fitch, S&P or Moody’s, or all of them, as the case may be.

“Registered Note” means any Note in the form (to the extent applicable thereto) established pursuant to Section 2.01 hereof which is registered on the books of the Registrar.

“Responsible Officer,” when used with respect to the Trustee, means any Officer of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(d) and the second sentence of Section 7.05 shall also include any other Officer of the Trustee to whom any corporate trust matter is referred because of such Officer’s knowledge of and familiarity with the particular subject.

“Restricted Global Note” means a Global Note that is a Restricted Note.

“Restricted Note” has the meaning set forth in Rule 144(a)(3) under the Securities Act for the term “restricted securities”; provided, however, that the Trustee shall be entitled to request and conclusively rely upon an Opinion of Counsel with respect to whether any Note is a Restricted Note. Restricted Notes are required to bear the Restricted Notes Legend.

“Restricted Notes Legend” means the legend identified as such in Section 2.08(e)(1) hereto.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise clearly requires, references herein to a “Restricted Subsidiary” refer to a Restricted Subsidiary of the Company.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” means the Securities and Exchange Commission.

“Second Lien Agents” means, collectively, the Collateral Agent (acting on behalf of the Notes Secured Parties) and each Additional Second Lien Agent.

“Second Lien Collateral Documents” means, collectively, (a) the Collateral Documents and (b) any agreement, document or instrument pursuant to which a Lien is granted by the Company or any other Grantor to secure any Additional Second Lien Obligations or under which rights or remedies with respect to any such Lien are governed.

“Second Lien Debt” means Indebtedness secured by a Lien that is to be equally and ratably secured with any other Second Lien Obligation; provided that (i) such Indebtedness has been designated by the Company in an officer’s certificate delivered to the First Lien Agents and Second Lien Agents as “Second Lien Debt” for the purposes of the Intercreditor Agreement which certificate shall include a certification by an officer of the Company that such Additional Second Lien Obligations are Additional Second Lien Obligations permitted to be so incurred in accordance with each First Lien Document and each Second Lien Document and (ii) any agent, trustee or representative of the holders of the Second Lien Obligations related to such Second Lien Debt shall have executed a joinder to the Second Lien Collateral Documents and the Intercreditor Agreement in the respective forms provided therein or such other form that is reasonably acceptable to the First Lien Designated Agent.

“Second Lien Documents” means, collectively, (a) the Indenture Documents and (b) each Additional Second Lien Agreement and each of the other agreements, documents or instruments evidencing, governing or securing any Additional Second Lien Obligations and any other related documents or instruments executed and delivered pursuant to any of the foregoing.

“Second Lien Obligations” means, collectively, the obligations under this Indenture and the Additional Second Lien Obligations.

“Second Lien Secured Parties” means, collectively, the Notes Secured Parties and the Additional Second Lien Secured Parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means that certain pledge and security agreement, dated as of the Issue Date, by and among the Guarantors, the Trustee and the Collateral Agent for the Second Lien Secured Parties.

“Special Record Date” for the payment of any Defaulted Interest on the Registered Notes means a date fixed by the Company pursuant to Section 2.14 hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (a) with respect to the Company, any indebtedness of the Company which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its guarantee of the Notes.

“Subsidiary” means, with respect to any Person (referred to in this definition as the “Parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the Parent or one or more subsidiaries of the Parent or by the Parent and one or more subsidiaries of the Parent. In addition, any joint venture owned by any Person which is consolidated with such Person pursuant to GAAP shall be a “subsidiary” of such Person.

“Swap Termination Value” means, in respect of any one (1) or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements: (a) for any date on or after the date on which such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one (1) or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts and other accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation, reporting and trade finance services, supply chain finance programs, cash pooling arrangements and other cash management services.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor Trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean each Person who is then a Trustee hereunder.

“UCC” means the Uniform Commercial Code, as in effect from time to time in any applicable jurisdiction.

“Unrestricted Cash” means cash or Cash Equivalents of the Company or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company or any of its Restricted Subsidiaries; provided that cash or Cash Equivalents that would appear as “restricted” on a consolidated balance sheet of the Company or any of its Restricted Subsidiaries solely as a result of Liens thereon under the Credit Agreement or Liens to secure obligations under the Notes shall be considered Unrestricted Cash.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that is designated by the Company as an Unrestricted Subsidiary and (ii) any Subsidiary of an Unrestricted Subsidiary. As of the Issue Date, the BrightLoop Entities are Unrestricted Subsidiaries.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then-outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a direct or indirect Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interest of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02          Other Definitions.

Term	Defined in Section

“Applicable Law”	7.02(m)
“Covenant Defeasance”	8.03
“Defaulted Interest”	2.14
“DTC”	2.05
“Event of Default”	6.01
“Legal Defeasance”	8.02
“Liens”	4.08(a)
“Paying Agent”	2.05
“Payment Default”	6.01(g)
“QIB Global Note”	2.01(c)
“QIBs”	2.01(c)
“Registrar”	2.05
“Regulation S”	2.01(c)
“Regulation S Global Note”	2.01(c)
“Terminated Covenants”	4.19

Section 1.03          Rules of Construction. Unless the context otherwise requires:

(1)            The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any organizational documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Indenture Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Indenture Document, shall be construed to refer to such Indenture Document in its entirety and not to any particular provision thereof, (iv) all references in an Indenture Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Indenture Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Where compliance with any provision herein or the other Indenture Documents is determined by reference to the proceeds of any issuances of Equity Interests or capital contributions, such proceeds shall be deemed to be limited to such amount as was not previously (and is not concurrently being) applied in determining the permissibility of another transaction hereunder or under the Indenture Documents;

(2)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3)            references to sections of or rules under the Securities Act will be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(4)            [Reserved];

(5)            if Indebtedness originally incurred in reliance upon a percentage of any financial ratio is being refinanced and such refinancing would cause the maximum amount of Indebtedness thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness will be deemed to have been incurred under the applicable clause so long as the principal amount of such additional Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus the Additional Refinancing Amount;

(6)            if (x) a proposed action, matter, transaction or amount (or a portion thereof) is incurred or entered into pursuant to a fixed basket or the grower component of any other basket and (y) at a later time would subsequently be permitted under a ratio based basket, unless otherwise elected by the Company, such action, matter, transaction or amount (or a portion thereof) shall automatically be reclassified to such ratio based basket;

(7)            if (x) any transaction is entered into between (A) the Company or any Restricted Subsidiary and (B) any other Person which is not a Restricted Subsidiary on the date of such transaction; (y) such transaction is permitted pursuant to a fixed basket or an incurrence-based basket; and (z) following such transaction, such other Person becomes a Restricted Subsidiary, such transaction shall be deemed to be reallocated to any applicable basket allowing transactions of such type to be entered into on an unlimited basis between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

(8)            if a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under the indenture, the Company shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter or amount (or a portion thereof) between such baskets, permissions or thresholds as it shall elect from time to time, provided that Indebtedness under the Credit Agreement outstanding on the Issue Date shall at all times be classified as incurred under Section 4.18(b)(1) and (y) Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed secured under clause (2) of the definition of “Permitted Liens” on the Issue Date and may not be reclassified, it being understood such compliance calculations referred to in clauses (1) through (8) hereof will be conclusively determined by the Company in good faith; and

(9)            this Indenture is not subject to any provision of the TIA, except to the extent the TIA is specifically incorporated by reference in or made a part of this Indenture.

Section 1.04           [Reserved].

Section 1.05           Electronic Means. The Trustee and the Collateral Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and delivered using Electronic Means; provided, however, that the Issuer shall provide to the Trustee and the Collateral Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”), which incumbency certificate shall be amended by the Issuer whenever a Person is to be added or deleted from the listing. If the Issuer elects to give the Trustee or the Collateral Agent Instructions using Electronic Means and the Trustee or the Collateral Agent, as applicable, in its discretion elects to act upon such Instructions, the Trustee’s or the Collateral Agent’s understanding of such Instructions shall be deemed controlling. The Issuer understands and agrees that neither the Trustee nor the Collateral Agent can determine the identity of the actual sender of such Instructions and that the Trustee and the Collateral Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee and the Collateral Agent have been sent by such Authorized Officer. The Issuer shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee or the Collateral Agent and that the Issuer and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Issuer. Neither the Trustee nor the Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Collateral Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Issuer agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee or the Collateral Agent, including without limitation the risk of the Trustee or the Collateral Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties, subject, in each case, to Section 7.01(d); (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and the Collateral Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Issuer; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee and the Collateral Agent, as applicable, as promptly as practicable upon learning of any compromise or unauthorized use of the security procedures.

Article II

THE NOTES

Section 2.01          Form Generally.

(a)            The Notes shall be substantially in the form of Exhibit A attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the Officer executing such Notes as evidenced by such Officer’s execution of the Notes.

The Definitive Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, provided that such method is permitted by the rules of any securities exchange on which such Notes may be listed, all as determined by the Officer executing such Notes as evidenced by such Officer’s execution of such Notes.

(b)            The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes may be issued in the form of one or more Global Notes substantially in the form attached as Exhibit A hereto and, if issued in the form of one or more Global Notes, shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee as Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.08.

Except as set forth in Section 2.08, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

(c)            Notes may be issued by the Company (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial offers, Notes that are Restricted Notes may be transferred to QIBs, in reliance on Rule 144A, outside the United States pursuant to Regulation S or to the Company, in accordance with certain transfer restrictions, or under Rule 144 under the Securities Act. Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A (the “QIB Global Note”) deposited with the Trustee, as Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more Global Notes substantially in the form set forth in Exhibit A (the “Regulation S Global Note”) deposited with the Trustee, as Custodian, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The QIB Global Note and the Regulation S Global Note shall each be issued with separate CUSIP numbers. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as Custodian. Transfers of Notes between QIBs and to or by purchasers pursuant to Regulation S shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.16.

(d)            Section 2.01(c) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Company may execute and, in such case, the Trustee shall, in accordance with Section 2.01(c) and this Section 2.01(d), authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Trustee as Custodian.

Participants shall have no rights either under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Custodian or under such Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, Paying Agent, Registrar or other agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its participants, the operation of customary practices of such Depositary governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

The Trustee shall have no responsibility or obligation to any Holder, any member of (or a participant in) DTC or any other Person with respect to the accuracy of the records of DTC (or its nominee) or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee may rely (and shall be fully protected in relying) upon information furnished by DTC with respect to its members, participants and any Beneficial Owners in the Notes.

(e)            Notes issued in certificated form, including Global Notes, shall be substantially in the form of Exhibit A attached hereto.

Section 2.02            Execution, Authentication Delivery and Dating.

One Officer shall sign the Notes for the Company by manual, facsimile or electronic signature. If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual, facsimile or electronic signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes; and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless there appears on such Note a certificate of authentication substantially in the form provided for herein duly executed by the Trustee by manual, facsimile or electronic signature of an authorized signatory, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder. The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

GLAS Trust Company LLC, as Trustee

Date: ______________	By:
Authorized Signatory

Each Note shall be dated the date of its authentication.

With respect to Notes that are not to be originally issued at one time, the Trustee may conclusively rely, as to the authorization by the Company of any of such Notes, on the forms and terms thereof and the legality, validity, binding effect and enforceability thereof, upon legal opinions delivered upon the initial issuance of such Notes and the other documents delivered pursuant to this Section, as applicable, in connection with the first authentication of Notes.

Notwithstanding the foregoing, if any Note shall have been duly authenticated and delivered hereunder but never issued and sold by the Company, and the Company shall deliver such Note to the Trustee for cancellation as provided in Section 2.13 hereof together with a written statement stating that such Note has never been issued and sold by the Company, for all purposes of this Indenture such Note shall be deemed never to have been authenticated and delivered hereunder and shall never be entitled to the benefits of this Indenture.

Section 2.03            Notes in Global Form. Notes issued as a Global Note shall represent such of the outstanding Notes as shall be specified therein and may provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon or otherwise notated on the books and records of the Registrar and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the aggregate principal amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by the Holder thereof.

Global Notes shall be issued in registered form and in either temporary or permanent form. Permanent Global Notes will be issued in definitive form.

The provisions of the last sentence of Section 2.02 hereof shall apply to any Note represented by a Global Note if such Note was never issued and sold by the Company, and the Company delivers to the Trustee the Note in global form together with written instructions with regard to the reduction in the principal amount of Notes represented thereby, together with the written statement contemplated by the last sentence of Section 2.02 hereof.

Notwithstanding the provisions of this Section 2.03 and Section 2.14 hereof, payment of principal of and any interest on any Global Note shall be made to the Person or Persons specified therein.

None of the Company, the Trustee, any Paying Agent or Registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.04            Amount of Notes. On the Issue Date, the Trustee shall authenticate and deliver the Initial Notes upon receipt of a Company Order therefor and, at any time and from time to time thereafter, subject to and in accordance with Section 2.02, the Trustee shall authenticate and deliver Additional Notes for original issue in an aggregate principal amount specified in such Company Order. Each such Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of such Notes is to be authenticated. The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. The Notes shall be in denominations of $1000 and integral multiples of $1000 in excess thereof.

All Notes shall be substantially identical except as to the date from which interest shall accrue and except as may otherwise be provided in any indenture supplemental hereto.

If any of the terms of the Notes are established by action taken pursuant to a Board Resolution, a copy of any appropriate record of such action shall be certified by the Secretary or an Assistant Secretary of the Company and delivered to the Trustee at or prior to the delivery of the Officer’s Certificate setting forth the terms of such Notes.

Section 2.05            Registrar and Paying Agent. The Company shall maintain, with respect to the Notes, an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar or change the office of such Registrar or Paying Agent without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Paying Agent or Registrar not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar of Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as Registrar and Paying Agent and to act as Custodian with respect to the Global Notes, and the Trustee hereby agrees so to initially act.

Section 2.06            Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all funds held by the Paying Agent for the payment of principal of, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all funds held by it relating to the Notes to the Trustee. Subject to applicable abandoned property law, all payments to a Paying Agent on any Notes which remain unclaimed for a period of two years after such payment was due shall be repaid to the Company. Thereafter, the Holder may look only to the Company for repayment. The Company at any time may require a Paying Agent to pay all funds held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) shall have no further liability for such funds. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all funds held by it as Paying Agent. Upon any Event of Default under Sections 6.01(d) and (e) hereof relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.07            Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders of Notes. If the Trustee is not the Registrar, the Company shall furnish or cause to be furnished to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.08            Book-Entry Provisions for Global Securities.

(a)            Each Restricted Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered to the Trustee as Custodian and (iii) bear legends as required by Section 2.08(e).

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Trustee as its custodian, or under the Global Note, and the Depositary may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)            Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of Beneficial Owners (or the requesting Beneficial Owners in the case of clause (ii) immediately below) in a Global Note may be transferred in accordance with Section 2.16 and the rules and procedures of the Depositary. In addition, Definitive Notes shall be transferred to all Beneficial Owners in exchange for their beneficial interests if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Notes or the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Company within ninety (90) days of such notice or (ii) an Event of Default of which a Responsible Officer of the Trustee has actual notice has occurred and is continuing and the Registrar has received a request from the Depositary or a Beneficial Owner in a Global Note to issue such Definitive Notes.

(c)            In connection with the transfer of the entire Global Note to Beneficial Owners pursuant to clause (b) of this Section, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of Definitive Notes of authorized denominations.

(d)            The registered Holder of a Global Note, including the Depositary, may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interest through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(e)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

 (1)            Restricted Notes Legend. Unless and until the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Company reasonably satisfactory to the Trustee to the effect that the following legend and the related restrictions on transfer are not required in order to maintain compliance with the provisions of the Securities Act, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution therefor) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) OR (B) IT IS A NON-U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE AND (2) AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S] ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A PROMULGATED UNDER THE SECURITIES ACT) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S, OR REGISTRAR’S, AS APPLICABLE, RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (C) OR (E) TO REQUIRE THE DELIVERY OF A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE OR REGISTRAR. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(E) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

 (2)            Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO Section 2.08(e)(6) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO Section 2.08(b) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO Section 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

 (3)            Each Global Note shall bear the Global Note Legend on the face thereof.

 (4)            Regulation S Global Note Legend. Each Note that is a Global Note issued pursuant to Regulation S, in addition to the foregoing, shall bear a legend in substantially the following form:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

 (5)            Reserved.

 (6)            At such time as all beneficial interests in Global Notes have been exchanged for Definitive Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee, or the Custodian at the direction of the Trustee, to reflect such reduction.

(f)             General Provisions Relating to Transfers and Exchanges.

 (i)             To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes at the Registrar’s request.

 (ii)            No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any stamp or transfer tax or similar governmental charge payable in connection therewith (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, Article V and 9.05 hereto).

 (iii)           All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

 (iv)           The Registrar shall not be required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of fifteen (15) days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between an Interest Record Date and the next succeeding Interest Payment Date.

 (v)            [Reserved].

 (vi)           Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Paying Agent, any Registrar and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Trustee, any Paying Agent, any Registrar nor the Company shall be affected by notice to the contrary.

 (vii)          The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02. Except as provided in Section 2.08(b), neither the Trustee nor the Registrar shall authenticate or deliver any Definitive Note in exchange for a Global Note.

 (viii)         Each Holder agrees to provide reasonable indemnity to the Company and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

 (ix)            The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Agent Members or Beneficial Owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.09            Replacement Notes. If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any Note, the Company shall issue and, upon receipt of a Company Order, the Trustee shall authenticate a replacement Note. If required by the Trustee or the Company, the Holder of such Note shall provide indemnity that is sufficient, in the judgment of the Trustee and the Company, to protect the Company, the Trustee, any Paying Agent, any Registrar and any authenticating agent from any loss that any of them may suffer in connection with such replacement. If required by the Company, such Holder shall reimburse the Company for its reasonable expenses in connection with such replacement Note.

Every replacement Note issued in accordance with this Section 2.09 shall be the valid obligation of the Company, evidencing the same debt as the destroyed, lost or stolen Note, and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.10            Outstanding Notes. The Notes outstanding at any time shall be the entire principal amount of Notes represented by all of the Global Notes and Definitive Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those subject to reductions in beneficial interests effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.10 as not outstanding. Except as set forth in Section 2.11 hereof, a Note shall not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

If a Note is replaced pursuant to Section 2.09 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it shall cease to be outstanding and interest on it shall cease to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or a maturity date, funds sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.11            Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company, or by any Affiliate of the Company, shall be disregarded and deemed not to be outstanding, except that for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.12            Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and, upon receipt of a Company Order in accordance with Section 2.02 hereof, the Trustee shall authenticate, temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Global Notes or Definitive Notes in exchange for temporary Notes, as applicable. After preparation of the applicable Global Notes or Definitive Notes, the temporary Note will be exchangeable for such Global Note or Definitive Note upon surrender of the temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture as permanent Notes.

Section 2.13            Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act or other applicable laws) unless by written order, signed by an Officer of the Company, the Company directs them to be returned to it.

Certification of the disposal of all canceled Notes shall be delivered to the Company from time to time upon request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.14            Payment of Interest; Defaulted Interest. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more predecessor Notes) is registered at the close of business on the Interest Record Date for such interest.

If the Company defaults in a payment of interest on the Notes which is payable (“Defaulted Interest”), it shall pay the Defaulted Interest in any lawful manner plus, to the extent lawful, interest payable on the Defaulted Interest, to the Persons who are Holders on a subsequent Special Record Date, in each case at the rate provided in the Notes. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on such Notes and the date of the proposed payment. The Company shall fix or cause to be fixed each such Special Record Date and payment date, provided that no such Special Record Date shall be less than 10 days prior to the related payment date for such Defaulted Interest. At least 15 days before the Special Record Date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall deliver or cause to be delivered to Holders of Notes a notice that states the Special Record Date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.14 and Section 2.08 hereof, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.15            CUSIP or ISIN Numbers. The Company in issuing the Notes may use “CUSIP” and/or “ISIN” numbers, and, if so, the Trustee shall use “CUSIP” and/or “ISIN” numbers in notices of redemption or offers to purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee of any change in the “CUSIP” and/or “ISIN” numbers.

Section 2.16            Special Transfer Provisions. Unless and until the Restricted Notes Legend is no longer required pursuant to Section 2.08(e), the following provisions shall apply:

(a)            Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Restricted Note (other than pursuant to Regulation S):

(1)             The Registrar shall register the transfer of a Restricted Note by a Holder to a QIB if such transfer is being made by a proposed transferor who has provided the Registrar with (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit B hereto.

(2)             If the proposed transferee is an Agent Member and the Restricted Note to be transferred consists of an interest in the Regulation S Global Note, upon receipt by the Registrar of (x) the items required by paragraph (1) above and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the QIB Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note to be so transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of such Regulation S Global Note.

(b)            Transfers Pursuant to Regulation S. The following provisions shall apply with respect to registration of any proposed transfer of a Restricted Note pursuant to Regulation S:

 (1)            The Registrar shall register any proposed transfer of a Restricted Note pursuant to Regulation S by a Holder upon receipt of (a) an appropriately completed certificate of transfer in the form attached to the Note and (b) a letter substantially in the form set forth in Exhibit C hereto from the proposed transferor.

 (2)            If the proposed transferee is an Agent Member holding a beneficial interest in a QIB Global Note and the Restricted Note to be transferred consists of an interest in a QIB Global Note, upon receipt by the Registrar of (x) the letter, if any, required by paragraph (1) above and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures therefor, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the QIB Global Note to be transferred, and the Registrar shall reflect on its books and records the date and an appropriate decrease in the principal amount of the QIB Global Note.

(c)            Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Restricted Notes, the Registrar shall deliver only Restricted Notes that bear the Restricted Notes Legend unless the Restricted Notes Legend is no longer required by Section 2.08(e), or the Company determines and there is delivered to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee and a letter of representation of the Company reasonably satisfactory to the Trustee to the effect that neither such legend nor the related restrictions on transfer are required or appropriate in order to ensure that subsequent transfers of the Notes are effected in compliance with the Securities Act.

(d)            General. By its acceptance of any Note bearing the Restricted Notes Legend, each Holder of such a Note acknowledges receipt of a Restricted Note with restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend and agrees that it shall transfer such Note only as provided in this Indenture until such time as the Restricted Notes Legend is no longer required pursuant to Section 2.08(e) and such Holder exchanges such a Restricted Note for a Note that does not bear the Restricted Notes Legend. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Company such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act until such time as the Restricted Notes Legend is no longer required pursuant to Section 2.08(e) and such Holder exchanges such a Restricted Note for a Note that does not bear the Restricted Notes Legend; provided that the Registrar shall not be required to determine (but may rely on a determination made by the Company with respect to) the sufficiency of any such certifications, legal opinions or other information.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16.

Section 2.17            Additional Notes. The Company shall be entitled, from time to time, without notice to, or the consent of, the Holders and subject to compliance with Section 4.18, to issue Additional Notes under this Indenture that shall have identical terms as the Initial Notes issued on the date hereof (except for the issue price, the date from which interest first accrues and the first Interest Payment Date); provided that any Additional Notes will be secured by the Collateral equally and ratably with the Notes to the extent the Notes are secured; provided, further, that if such Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP and ISIN number. The Initial Notes issued on the date hereof and any Additional Notes shall be treated as a single class for all purposes under this Indenture, including directions, waivers, amendments, consents and redemptions. No Additional Notes may be issued if an Event of Default has occurred and is continuing.

With respect to any Additional Notes, the Company shall set forth in an Officer’s Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1)	the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)	the issue price, the issue date and the CUSIP and/or ISIN number of such Additional Notes; and

(3)	whether such Additional Notes shall be Restricted Notes.

In addition, the Company may, to the extent permitted by law, and directly or indirectly (regardless of whether such Notes are surrendered to the Company), repurchase Notes in the open market or otherwise, whether by the Company or its Subsidiaries or through a private or public tender or exchange offer or through counterparties to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior notice to the Holders of the Notes. The Company may, at its option and to the extent permitted by applicable law, reissue, resell or surrender to the Trustee for cancellation in accordance with Section 2.13 any Notes that the Company may repurchase; provided that if any such reissued Notes are not fungible with the Notes issued on the date hereof under this Indenture for U.S. federal income tax purposes, such reissued Notes shall have one or more separate CUSIP numbers). Any Notes that the Company may repurchase shall be considered outstanding under this Indenture (except for voting purposes) unless and until such time the Company surrenders them to the Trustee for cancellation and, upon receipt of a Company Order, the Trustee shall cancel all Notes so surrendered in accordance with Section 2.13.

Section 2.18            Record Date. The record date for purposes of determining the identity of Holders of Notes entitled to vote or consent to any action by vote or consent or permitted under this Indenture shall be determined as provided for in TIA §316(c).

Section 2.19            Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee, any Paying Agent, any Registrar and any other agent of the Company or the Trustee may treat the Person in whose name such Note is registered at the close of business on the Interest Record Date as the owner of such Note, for the purpose of receiving payment of principal of and (subject to Section 2.08 and Section 2.14 hereof) interest on such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and neither the Company, the Trustee, any Paying Agent, the Registrar nor any other agent of the Company or the Trustee shall be affected by notice to the contrary.

None of the Company, the Trustee, any Paying Agent or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Section 2.20            Computation of Interest. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest on the Initial Notes will accrue from the Issue Date.

Article III

REDEMPTION AND PREPAYMENT

Section 3.01            Notice to Trustee. If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 10 days (or such shorter period as may be acceptable to the Trustee) but not more than 60 days before a redemption date, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article VIII of this Indenture or satisfaction and discharge of this Indenture in accordance with Article X of this Indenture, an Officer’s Certificate setting forth (a) the applicable section of this Indenture pursuant to which the redemption shall occur, (b) the redemption date, (c) the principal amount of Notes to be redeemed and (d) the redemption price.

Section 3.02            Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, selection of the Notes to be redeemed or purchased shall be made (a) in the case of Global Notes, in accordance with the Applicable Procedures of the Depositary or (b) in the case of Definitive Notes, by the Trustee on a pro rata basis, by lot or in accordance with any other method the Trustee deems fair and appropriate. Notes and portions of Notes selected shall be in amounts of $1000 or whole multiples of $1000.

Section 3.03            Notice of Redemption. At least 10 days but not more than 60 days before an expected redemption date, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with Legal Defeasance or Covenant Defeasance of the Notes in accordance with Article VIII of this Indenture or satisfaction and discharge of this Indenture in accordance with Article X of this Indenture, the Company shall deliver or cause to be delivered, and, in the case of the Depositary with respect to any Global Note, in accordance with the Applicable Procedures, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(1)             the redemption date;

(2)             the redemption price (or manner of calculation if not then known);

(3)             the name and address of the Paying Agent;

(4)             that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(5)             that interest on Notes called for redemption ceases to accrue on and after the redemption date;

(6)             the CUSIP number, if any, provided that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(7)             the conditions precedent, if any, to the redemption.

At the Company’s request, and upon receipt of an Officer’s Certificate complying with Section 12.04 hereof at least five days prior to the date notice is to be given (unless a shorter period shall be satisfactory to the Trustee), together with the notice to be given setting forth the information to be stated therein as provided in the preceding paragraph, the Trustee shall give the notice of redemption in the Company’s name and at its expense.

Notices of redemption may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion. If a redemption is subject to satisfaction of one or more conditions precedent (including consummation of any related Equity Offering, consummation of an Investment or acquisition, or consummation of a refinancing of any Indebtedness), such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date as so delayed. In addition, the Company may provide in any notice of redemption that payment of the redemption price and the performance of its obligations with respect to such redemption may be performed by another Person.

Section 3.04            Effect of Notice of Redemption. Once notice of redemption is sent in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, subject to the satisfaction of any conditions precedent set forth in the notice of redemption, as provided in Section 3.03.

Section 3.05            Deposit of Redemption Price. Prior to 12:00 p.m. Eastern Time on the redemption date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. Following such redemption, the Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06            Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Company shall issue and, upon the Company’s written request, the Trustee shall authenticate for the Holder, or transfer by book-entry at the expense of the Company, a new Note equal in principal amount to the unredeemed portion of the Note surrendered. No Notes of $1000 or less can be redeemed in part.

Section 3.07            Optional Redemption.

(a)            Except as set forth in this Indenture, the Company will not be entitled to redeem the Notes, at the option of the Company, prior to May 19, 2026.

(b)            The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at any time on or after May 19, 2026, for cash, at a redemption price equal to 100.0% of the applicable principal amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date).

(c)            [Reserved].

(d)            [Reserved].

(e)            Notwithstanding the foregoing, in connection with any tender offer or exchange offer, if Holders of not less than 90.0% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in any tender offer for the Notes and the Company, or any third party making such an offer in lieu of the Company, purchases all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described above), given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date specified in such notice and at a price equal to the price paid to each other Holder in such tender offer (which shall exclude any early tender premium or similar premium), plus accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date or purchase date, subject to the rights of Holders on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date or purchase date. Each Holder, by purchasing or holding any Notes, will be deemed to have consented to this provision.

(f)            The Trustee shall have no responsibility for any calculation or determination in respect of the establishment of the redemption price and shall be entitled to receive and rely conclusively upon an Officer’s Certificate that states the redemption price.

Article IV

COVENANTS

Section 4.01            Payment of Principal and Interest. The Company covenants and agrees for the benefit of the Holders of Notes that it will pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in such Notes. Principal, premium, if any, and interest on any Notes will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 12:00 p.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

Section 4.02            Maintenance of Office or Agency. The Company covenants and agrees for the benefit of the Holders of Notes that it will maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of such Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.05.

Section 4.03            Reporting Requirements.

(a)            The Company will supply to the Trustee (if not otherwise filed with the Trustee pursuant to this Indenture) within 30 days after the Company files the same with the SEC, copies of the annual reports and quarterly reports and of the information, documents and other reports which the Company may be required to file with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act. If the Company is not required to file with the SEC such reports and other information referred to in the immediately preceding sentence, the Company shall furnish to the Trustee (i) within 140 days after the end of each fiscal year, annual reports containing the information required to be contained in Items 2, 3, 7, 8 and 9 of Form 10-K promulgated under the Exchange Act, or substantially the same information required to be contained in comparable items of any successor form, and (ii) within 75 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly reports containing the information required to be contained in Form 10-Q, promulgated under the Exchange Act, or substantially the same information required to be contained in any successor form. Notwithstanding the foregoing, the Company will be deemed to have supplied, filed and furnished such reports and other information referred to above to the holders and the Trustee if the Company has filed such reports with the SEC via the EDGAR filing system and such reports are publicly available; provided, however, that the Trustee will have no responsibilities whatsoever to determine whether such filing has occurred. In no event shall such reports delivered pursuant to this Section 4.03 be required to comply with (i) Rule 3-10 of Regulation S-X promulgated by the SEC or contain separate financial statements for the Company, the Guarantors or other Subsidiaries the shares of which are pledged to secure the Notes or any Guarantee that would be required under (a) Rule 3-09 of Regulation S-X, (b) Rule 3-10 of Regulation S-X or (c) Rule 3-16 of Regulation S-X, respectively, promulgated by the SEC or (ii) Regulation G under the Exchange Act or Item 10(e) of Regulation S-K promulgated by the SEC with respect to any non-GAAP financial measures contained therein.

(b)            In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, unless the Company furnishes information to the SEC pursuant to Section 13 or 15(d) of the Exchange Act or is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

(c)            Notwithstanding anything to the contrary contained herein, in the event that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the financial information furnished by the Company will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC.

(d)            Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such will not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

Section 4.04            Compliance Certificate. The Company will deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate signed by the principal executive officer, the principal financial officer or the principal accounting officer, stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default will have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

Section 4.05            Taxes. The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

Section 4.06            Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so), as applicable, hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee for such Notes, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07            Corporate Existence. Subject to Article V hereof, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)             its corporate existence, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company; and

(b)             the rights (charter and statutory), licenses and franchises of the Company, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.08            Limitation on Liens.

(a)            The Company will not, and will not permit any Restricted Subsidiary to create, incur, assume, or permit to exist any mortgage, security interest, pledge, lien or other encumbrance (“Liens”) securing Indebtedness for Borrowed Money upon any Property now owned or hereafter acquired or any interest therein or any income or profits therefrom, unless:

(1)             the Notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured, with (or on a senior basis to, in the case such Lien secures any Subordinated Indebtedness) the obligations secured by such Lien until such time as such obligations are no longer secured by a Lien and in any case, subordinated to any Lien under the Credit Agreement; or

(2)             such Lien is a Permitted Lien.

(b)            With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

(c)            For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness for Borrowed Money secured by a Lien for purposes of, this Section 4.08, in the event that such Lien meets the criteria of more than one type of Permitted Lien, the Company, in its sole discretion, will classify, and may from time to time reclassify, such Lien and only be required to include the amount and type of Indebtedness secured by such Lien in one or a combination of Permitted Liens.

(d)            With respect to any security provided pursuant to the equal and ratable requirement described in Section 4.08(a)(1) above, this covenant requires only equal and ratable treatment in the application of proceeds of such Collateral and does not require that the Trustee have any ability to control such Collateral or the enforcement of remedies.

Section 4.09            [Reserved].

Section 4.10            [Reserved].

Section 4.11            Future Guarantees. If, after the Issue Date, (a) any Subsidiary of the Company (other than any Subsidiary that is an Excluded Subsidiary) that is not then a Guarantor guarantees any Indebtedness or obligations of the Company or any Subsidiary incurred pursuant to the Credit Agreement or any Additional First Lien Agreement, or (b) the Company otherwise elects to have any Subsidiary become a Guarantor, then, in each such case, the Company shall cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture to this Indenture pursuant to which such Subsidiary shall become a Guarantor under this Indenture and shall provide a Guarantee by such Subsidiary, on substantially the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors, or if the Company has elected to have such Subsidiary provide such Guarantee, on such terms as may be determined by the Company; provided that, in the case of clause (a), such supplemental indenture shall be executed and delivered to the Trustee reasonably promptly, and in any event within 30 days, following the date that such Subsidiary becomes a guarantor under the Credit Agreement or any Additional First Lien Agreement.

Section 4.12            [Reserved].

Section 4.13            [Reserved].

Section 4.14            [Reserved].

Section 4.15            Designation of Restricted Subsidiaries and Unrestricted Subsidiaries.

(a)            After the Issue Date, the Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary if that designation would not cause a Default.

(b)            Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee an Officer’s Certificate certifying that such designation complied with this Section 4.15.

(c)            The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of secured Indebtedness by a Restricted Subsidiary of the Company of any outstanding secured Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such secured Indebtedness is permitted by Section 4.08, calculated on a Pro Forma Basis; and (2) no Default or Event of Default would be in existence following such designation.  Any designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be evidenced to the Trustee by delivery to the Trustee of an Officer’s Certificate certifying that such designation complied with this Section 4.15 and was permitted by Section 4.08.

Section 4.16            Further Assurances. The Company and the Guarantors shall execute any and all further documents, agreements and instruments, file such financing statements, continuation statements and amendments to financing statements, and take all further action that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority (subject to Permitted Liens) of the security interests and Liens created or intended to be created by the Collateral Documents.

Section 4.17            [Reserved].

Section 4.18            Limitation on Indebtedness.

(a)            The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness for Borrowed Money, other than Indebtedness between or among any of the Company and its Restricted Subsidiaries.

(b)            Notwithstanding the foregoing, this Section 4.18 shall not prohibit the incurrence of any of the following (collectively, “Permitted Indebtedness”):

 (1)            the incurrence at any time by the Company or any of its Restricted Subsidiaries of Indebtedness of Additional First Lien Debt in an aggregate principal amount at any one time outstanding pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $100,000,000;

 (2)            the incurrence of Existing Indebtedness;

 (3)            the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the Guarantees to be issued on the Issue Date and any Additional Notes issued after the Issue Date in an aggregate principal amount not to exceed $150.0 million;

 (4)            the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Finance Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary for fixed or capital assets, in an aggregate principal amount, including all Permitted Refinancing Indebtedness in respect thereof, not to exceed $10 million at any time outstanding (plus, in the case of Permitted Refinancing Indebtedness, any Additional Refinancing Amount);

 (5)            the incurrence by the Company or any Restricted Subsidiary of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (3), (4), (5), (16), (17), (20) or (21) of this paragraph;

 (6)            the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries;

 (7)            the issuance of shares of preferred stock by any Restricted Subsidiaries to the Company or to a Guarantor; provided that (i) any subsequent issuance or transfer of any Equity Interests that results in such preferred stock being held by a Person other than the Company or a Guarantor and (ii) any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Guarantor shall be deemed, in each case, to constitute an issuance of such shares of preferred stock that was not permitted by this clause (7);

 (8)            the Guarantee by the Company or any of the Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

 (9)            Indebtedness in respect of matured or drawn performance guarantees in the nature of surety bonds, performance bonds and other similar obligations, in each case that would appear as indebtedness on a consolidated balance sheet of the Company prepared in accordance with GAAP, in an aggregate amount not to exceed the sum of (i) $25,000,000, to the extent exclusively relating to the solar business of Babcock & Wilcox Solar Energy, Inc. (f/k/a Fosler Solar Construction Company Inc.) as existing as of the Issue Date, and (ii) $10,000,000, to the extent incurred by the Grantors and their Subsidiaries, in either case, at any time outstanding (excluding, for purposes of the foregoing dollar caps, any such Indebtedness which is being contested in good faith and by appropriate proceedings);

 (10)          the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent the net proceeds thereof are promptly deposited to satisfy and discharge this Indenture pursuant to Section 10.01;

 (11)          Indebtedness of the Company or any Restricted Subsidiary (i) in connection with surety, performance, appeal or similar bonds, completion Guarantees, or similar instruments entered into in the Ordinary Course of Business or from letters of credit or other obligations in respect of property, casualty or liability insurance, self-insurance, workers’ compensation obligations or similar arrangements and (ii) consisting of the financing of insurance premiums or take-or-pay obligations, in each case incurred in the Ordinary Course of Business;

 (12)          Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts, such amount need not be inadvertent) drawn against insufficient funds in the Ordinary Course of Business;

 (13)          Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification, earnouts or purchase price adjustment obligations or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case incurred or assumed in connection with the acquisition or disposition of any business, assets or properties;

 (14)          cash management obligations and Indebtedness incurred in respect of netting services, overdraft protection and similar arrangements;

 (15)          Indebtedness consisting of obligations under deferred compensation, earnouts or other similar arrangements incurred by the Company or any Restricted Subsidiary;

 (16)          Guarantees by the Company and the Restricted Subsidiaries of obligations of Unrestricted Subsidiaries and joint ventures arising under purchase or other acquisition agreements in respect of acquisitions or other Investments; provided that the aggregate principal amount of all such Guarantees pursuant to this clause (16) following the issuance of the Notes does not exceed, including all Permitted Refinancing Indebtedness in respect thereof, $20.0 million in the aggregate at any time outstanding (plus, in the case of Permitted Refinancing Indebtedness, any Additional Refinancing Amount);

 (17)          Indebtedness of the Company or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not in excess of the stated amount of such letter of credit;

(18)           Indebtedness consisting of promissory notes issued by the Company or any Restricted Subsidiary to current or former officers, directors and employees, their respective permitted transferees, assigns, estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Company in accordance with Section 4.14;

 (19)          Indebtedness under Hedging Obligations or any Treasury Management Agreements;

 (20)          Indebtedness of any Restricted Subsidiaries that are not Guarantors at the time of incurrence thereof in an aggregate principal amount, including all Permitted Refinancing Indebtedness in respect thereof, at any time outstanding not to exceed the greater or (A) $50 million and (B) 5.0% of Consolidated Total Assets (plus, in the case of Permitted Refinancing Indebtedness, any Additional Refinancing Amount);

 (21)          Indebtedness in an aggregate principal amount, including all Permitted Refinancing Indebtedness in respect thereof, at any time outstanding not to exceed the greater of (x) $50 million and (y) 5.0% of Consolidated Total Assets (plus, in the case of Permitted Refinancing Indebtedness, any Additional Refinancing Amount);

 (22)          any Guarantee by the Company or a Restricted Subsidiary of the obligations of any Unrestricted Subsidiary or any Restricted Subsidiary that is not a Guarantor, so long as (A) recourse to the Company or such Restricted Subsidiary thereunder is limited solely to shares of capital stock of such Unrestricted Subsidiary, such Restricted Subsidiary that is not a Guarantor, or their Subsidiaries and to no other assets of the Company or the other Guarantors and (B) neither the Company nor any Restricted Subsidiary agrees, in connection therewith, to any limitation on the amount of Indebtedness which may be incurred by them, to the granting of any Liens on assets of the Company or any of the Restricted Subsidiaries (other than shares of stock of such Unrestricted Subsidiary, such Restricted Subsidiary that is not a Guarantor, or their Subsidiaries) or to any acquisition or disposition of any assets of the Company or the Restricted Subsidiaries (other than shares of capital stock of such Unrestricted Subsidiary, such Restricted Subsidiary that is not a Guarantor, or their Subsidiaries);

 (23)          any Guarantee by the Company or a Restricted Subsidiary of the obligations or Indebtedness of any Unrestricted Subsidiary or joint venture; provided that the aggregate amount of all such Guarantees does not exceed the greater of (x) $50 million and (y) 5.0% of Consolidated Total Assets at any time outstanding;

 (24)          Indebtedness of any Person that becomes a Subsidiary of the Company after the date hereof in a transaction permitted hereunder in an aggregate principal amount not to exceed $15,000,000; provided that such Indebtedness is existing at the time such Person becomes a Subsidiary of the Company and was not incurred solely in contemplation of such Person's becoming a Subsidiary of the Company;

 (25)          to the extent constituting Indebtedness, Investments permitted to be incurred under this Indenture;

 (26)          the incurrence by the Company and the Guarantors of Indebtedness represented by Additional Notes and related Guarantees issued after the Issue Date in connection with an exchange, purchase, redemption or other acquisition or retirement for value of all or a portion of the remaining Unsecured Notes and the payment of related fees, and expenses of such transactions (including, in each case, using the proceeds thereof);

 (27)          unsecured Indebtedness of the Company or a Restricted Subsidiary;

 (28)          any Guarantee by a Restricted Subsidiary so long as such Guarantee is unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes; and

 (29)          Indebtedness of the Company or a Restricted Subsidiary secured by Liens permitted under clause (18) of the definition of Permitted Liens.

(c)            Notwithstanding any other provision of this Section 4.18:

 (1)            the maximum amount of Indebtedness that may be incurred pursuant to this covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies or changes in GAAP;

(2)             any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary;

 (3)            neither the accrual of interest nor the accretion of original issue discount (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an incurrence of Indebtedness, as applicable;

 (4)            the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or preferred stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness, Disqualified Stock or preferred stock on which such interest or dividend is paid was originally issued) shall not be considered an incurrence of Indebtedness or Liens;

 (5)            for purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing; and

 (6)            in connection with the incurrence, as applicable, of (x) revolving loan Indebtedness under this covenant or (y) any commitment or other transaction relating to the incurrence or issuance of Indebtedness under this covenant and the granting of any Lien to secure such Indebtedness, the Company or applicable Restricted Subsidiary may designate such incurrence and the granting of any Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment or intention to consummate such transaction (such date, the “Deemed Date”) (or, at the election of the Company or applicable Restricted Subsidiary, on any date subsequent thereto, even if a prior date was previously the Deemed Date hereunder, in which case from and after such election such subsequent date shall be deemed the “Deemed Date” hereunder), and any related subsequent actual incurrence and granting of such Lien therefor will be deemed for all purposes under this Indenture to have been incurred and granted on such Deemed Date, including for purposes of calculating usage of any baskets hereunder (if applicable) and Consolidated Total Assets (and all such calculations on and after the Deemed Date until the termination or funding of such commitment or until such transaction is consummated or abandoned or such election is rescinded shall be made on a Pro Forma Basis giving effect to the deemed incurrence, the granting of any Lien therefor and related transactions in connection therewith).

Section 4.19            Fall-Away Event.

 If on any date following the Issue Date (i) the Notes have been rated Investment Grade by at least two Ratings Agencies and the Company has delivered written notice of such Investment Grade ratings to the Trustee, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day and continuing at all times thereafter regardless of any subsequent changes in the ratings of the Notes or the occurrence of any Default, the provisions in the following sections shall no longer be applicable to the Notes (collectively, the “Terminated Covenants”): Sections 4.08 [Limitation on Liens], 4.11 [Future Guarantees] and 4.18 [Limitation on Indebtedness.

 No Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture or the Notes with respect to the Terminated Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring after the Notes attain Investment Grade ratings, regardless of whether such actions or event would have been permitted if the applicable Terminated Covenants remained in effect.

Article V

SUCCESSORS

Section 5.01            Merger, Consolidation, or Sale of Assets. The Company shall not consolidate or merge with or into, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its property to another Person unless:

 (a)            (i) the Company is the surviving entity, as applicable, or (ii) the successor entity, if other than the Company, is a U.S. corporation, partnership, limited liability company or trust and assumes by supplemental indenture all of the Company’s obligations under the Notes and this Indenture;

 (b)            to the extent the successor entity is not the Company, each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this covenant, shall have by amendment to its applicable Guarantee confirmed that such Guarantee shall apply to the obligations of the successor entity in accordance with the Notes and this Indenture;

 (c)            immediately after giving effect to the transaction, no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing;

 (d)            as a result of any consolidation, merger, sale or lease, conveyance or transfer or other disposition described in this Section 5.01, properties or assets of the Company or any Restricted Subsidiary would become subject to any Lien that would not be permitted by Section 4.08 without equally and ratably securing the Notes, the Company or such successor entity, as the case may be, will take the steps as are necessary to secure effectively the Notes equally and ratably with, or prior to, all debt for borrowed money secured by those Liens as described above, such Lien securing the Notes to be effective only for so long as such properties or assets shall remain subject to such additional Lien; and

 (e)            in the case of any such consolidation, merger, sale, transfer or other conveyance or disposition, but not a lease, the successor entity will succeed to, and be substituted for, the Company under this Indenture, and the Company will be released from its obligations under the notes or the guarantees, as applicable, and such agreements.

Section 5.02            Successor Corporation Substituted. Upon any merger or consolidation, or any sale, conveyance, transfer or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person into which the Company, as applicable, is merged or formed by such consolidation or to which such sale, conveyance, transfer or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such merger, consolidation, sale, conveyance, transfer or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company, as applicable), and may exercise every right and power of the Company under this Indenture, the Collateral Documents, the Intercreditor Agreement and any Acceptable Intercreditor Agreement, with the same effect as if such successor Person had been named as the Company herein or therein, and the Company will be released from its obligations under the Notes or the Note Guarantees, as applicable, and such agreements; provided, however, that, in the case of a lease of all of the assets of the Company the predecessor shall not be relieved from its obligations under the Notes or the Note Guarantees, as applicable.

Article VI

DEFAULTS AND REMEDIES

Section 6.01            Events of Default. “Event of Default,” wherever used herein with respect to Notes, means any one of the following events:

 (a)            default in any payment of interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

 (b)            default in payment when due of the principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, by declaration or redemption or otherwise and such default continues for five (5) days;

 (c)            default in the performance or breach of any covenant or warranty of the Company in this Indenture or in the Notes, which default continues uncured for a period of 90 days after (i) the Company receives written notice from the Trustee or (ii) the Company and the Trustee receive written notice from Holders of not less than 30.0% in aggregate principal amount of outstanding Notes; provided that a notice of default may not be given with respect to any action taken, and reported publicly or to Holders, more than two years prior to such notice of default;

 (d)            the Company or any Material Guarantor (or a group of Guarantors that, taken together, would constitute a Material Guarantor) commences a voluntary case under applicable bankruptcy, insolvency or other similar law; consents to the entry of an order for relief against it in an involuntary bankruptcy case; applies for or consents to the appointment of any custodian, receiver, trustee, sequestrator, conservator, liquidator, rehabilitator or similar officer of it or for all or substantially all of its property and assets; makes a general assignment for the benefit of its creditors; or generally is unable to pay its debts as they become due;

(e)            an involuntary case or other proceeding is commenced against the Company or any Material Guarantor (or a group of Guarantors that, taken together, would constitute a Material Guarantor) with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect;

(f)            the Note Guarantees of any Material Guarantor (or a group of Guarantors that, taken together, would constitute a Material Guarantor) cease to be in full force and effect in all material respects or is declared null and void in a judicial proceeding or any Material Guarantor (or a group of Guarantors that, taken together, would constitute a Material Guarantor) denies or disaffirms its obligations under its Note Guarantees (except, in any case, as contemplated by the terms of this Indenture) and such default continues for 30 days after notice that any such Guarantor denies or disavows its obligations under the Note Guarantees; and

(g)            [Reserved].

Section 6.02            Acceleration. If an Event of Default (other than an Event of Default referred to in Section 6.01(d) or (e)) occurs and is continuing with respect to the Notes then in every such case the Trustee or the Holders of at least 30.0% in aggregate principal amount of all of the outstanding Notes may declare the principal amount of and accrued and unpaid interest, if any, on the Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, shall become immediately due and payable. If an Event of Default specified in Section 6.01(d) or (e) shall occur with respect to the Company or any Material Guarantor (or group of Guarantors that, taken together, would constitute a Material Guarantor), the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. An Event of Default shall be deemed not to have occurred if the Company notifies the Trustee and the Holders that the underlying breach or default has been cured and, in such event, any acceleration of the principal amount of and accrued and unpaid interest on the Notes occurring under this Section 6.02 shall, to the extent not yet paid to the Holders (or to the Trustee for the benefit of the Holders), be rescinded without any further action by the Trustee, any Holder or any other Person.

At any time after such a declaration of acceleration has been made with respect to the Notes, the Holders of a majority in principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration or acceleration and its consequences with respect to the Notes if (i) the rescission and annulment would not conflict with any judgment or decree already rendered, (ii) if all existing Events of Default with respect to the Notes (except nonpayment of principal, interest or premium, if any, that has become due solely because of the acceleration) have been cured or waived and all sums paid or advanced by the Trustee hereunder and the reasonable compensation expenses and disbursements of the Trustee and its agents and counsel have been paid and (iii) if the Company has paid or deposited with the Trustee a sum sufficient to pay (a) any overdue interest on the Notes, (b) the principal amount of the Notes (except the principal, interest or premium, if any, that has become due solely because of the acceleration) and (c) to the extent lawful and applicable, interest on overdue installments of interest at the rate specified in the Notes.

No such rescission shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 6.03            Other Remedies. If an Event of Default with respect to the Notes occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on such Notes or to enforce the performance of any provision of such Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04            Waiver of Past Defaults. Prior to the acceleration of the maturity of the Notes as provided in Section 6.02, the Holders of a majority in aggregate principal amount of the Notes affected thereby then outstanding by notice to the Trustee may on behalf of the Holders of the Notes waive any existing Default or Event of Default and its consequences under this Indenture with respect to the Notes except (i) a continuing Default or Event of Default in the payment of premium, if any, or interest on, or the principal of, the Notes (including in connection with an offer to purchase) or (ii) a Default or Event of Default in respect of a provision that under Section 9.02 cannot be amended without the consent of each Holder affected thereby. Upon any such waiver, such Default or Event of Default shall cease to exist with respect to the Notes, and any Event of Default with respect to the Notes arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

Section 6.05            Control by Majority. Holders of a majority in aggregate principal amount of the then outstanding Notes may in writing direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it, subject to Section 7.02(f). However, the Trustee may refuse to follow any direction that it reasonably believes, based upon advice of counsel, conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether any such directions are unduly prejudicial to such Holders) or that may involve the Trustee in personal liability. The Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.

Section 6.06            Limitation on Suits. A Holder of Notes may pursue a remedy with respect to this Indenture or such Notes only if:

 (a)            the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

 (b)            the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

 (c)            such Holder of a Note or Holders of Notes offer and, if requested, provide to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

 (d)            the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of security or indemnity; and

 (e)            during such 60-day period the Holders of a majority in aggregate principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of Notes may not use this Indenture to prejudice the rights of another Holder of Notes or to obtain a preference or priority over another Holder of Notes.

Section 6.07            Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the contractual right of any Holder of a Note to receive payment of principal, premium, if any, and interest on such Note, on or after the respective due dates expressed in such Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section  6.08            Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a) or (b) hereof with respect to Notes occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, such Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09            Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee and the Collateral Agent any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee and the Collateral Agent and their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee or the Collateral Agent and their agents and counsel, and any other amounts due the Trustee or the Collateral Agent under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10            Priorities. Subject to the Intercreditor Agreement, any Acceptable Intercreditor Agreement, and the Collateral Documents, if the Trustee collects any money or property with respect to the Notes pursuant to this Article VI, or, after an Event of Default, any money or other property distributable in respect of the Company’s obligations under this Indenture, it shall pay out the money or property in the following order:

First: to the Trustee and the Collateral Agent (including any predecessor trustee or collateral agent), their agents and attorneys for amounts due under Section 7.07 hereof applicable to the Notes, including payment of all compensation, expenses and liabilities incurred, all indemnities owed to, and all advances made, by the Trustee or the Collateral Agent and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11            Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders or group of Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 6.12            Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, the Trustee, and the Holders will be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders will continue as though no such proceeding had been instituted.

Article VII

TRUSTEE

Section 7.01            Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default, the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(c)            Subject to Section 7.01(a), in the absence of gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated thereon).

(d)            The Trustee may not be relieved from liabilities for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that: this paragraph does not limit the effect of paragraph (b) of this Section 7.01; the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 1.05 or 6.05 hereof; and no provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability. The Trustee will be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, unless such Holder has offered to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense.

(e)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(f)            The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers or duties hereunder. The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

Section 7.02            Rights of Trustee.

(a)            Subject to the provisions of Section 7.01, the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in the document.

(b)            Before the Trustee acts or refrains from acting or as specifically called for in this Indenture, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel (including counsel to the Company or any Holder or Beneficial Owner) and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d)            The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer of the Company. Any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution.

(f)            The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g)            In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, epidemic, pandemic and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h)            In no event shall the Trustee be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)             The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed, and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)             The Trustee shall not be deemed to have notice or be charged with knowledge of any Default or Event of Default unless written notice of such Default or Event of Default from the Company or by the Holders of at least 30.0% in aggregate principal amount of the then outstanding Notes is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)            The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(l)             The Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of Indebtedness, or other paper or document, or inquire as to the performance by the Company of any of their covenants in this Indenture, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it will be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(m)            In order to comply with applicable tax laws, rules and regulations (inclusive of directives, guidelines and interpretations promulgated by competent authorities) in effect from time to time (“Applicable Law”) related to this Indenture, the Company agrees (i) to provide to the Trustee sufficient information about holders or other applicable parties and/or transactions (including any modification to the terms of such transactions) as the Trustee may reasonably request so the Trustee can determine whether it has tax related obligations under Applicable Law, (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under this Indenture to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability, and (iii) to indemnify and hold harmless the Trustee for any losses it may suffer due to the actions it takes in good faith to comply with such Applicable Law. The terms of this section shall survive the termination of this Indenture.

Section 7.03            Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest as defined in the TIA it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign. Any Paying Agent or Registrar may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04            Trustee’s Disclaimer. The Trustee will not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by any Notes. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Company’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture.

Section 7.05            Notice of Defaults. If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will deliver or mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs or, if later, within 30 days after it first becomes actually known to a Responsible Officer of the Trustee. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice from Holders of the Notes if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06            [Reserved].

Section 7.07            Compensation and Indemnity.

(a)            The Company and the Guarantors will pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the Trustee, the Company may agree from time to time in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)            The Company and the Guarantors, jointly and severally, will indemnify the Trustee (including any predecessor Trustee), its officers, directors, employees, representatives and agents from and against any and all losses, liabilities, damages, claims or expenses, including fees and expenses of counsel incurred by it arising out of or in connection with this Indenture, the Notes, the acceptance or administration of the trusts or its duties under this Indenture, including the costs and expenses of enforcing this Indenture (including enforcing rights to indemnity hereunder) against the Company or any Guarantor (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense is determined by a final determination of a court of competent jurisdiction to have directly resulted from its gross negligence or willful misconduct. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any Guarantor of its obligations hereunder. The Company and each Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company and the Guarantors will pay the reasonable fees and expenses of such counsel. So long as the Company and the Guarantors are actively and in good faith contesting or defending such claim, the Company and the Guarantors need not pay for settlement by the Trustee of any claim without their consent, which consent will not be unreasonably withheld.

(c)            The obligations of the Company and the Guarantors under this Section 7.07 will survive the resignation or removal of the Trustee, the termination for any reason of this Indenture, and the satisfaction and discharge of this Indenture and the Notes.

(d)            To secure the Company’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money and properly held or collected by the Trustee. Such Lien will survive the resignation or removal of the Trustee and the satisfaction and discharge of this Indenture.

(e)            When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(d) or (e) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Debtor Relief Law.

(f)             “Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder, including as Collateral Agent, and each agent, custodian and other Person employed to act hereunder; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08            Replacement of Trustee.

(a)            A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)            The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company with 30 days prior notice.

(c)            The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company with 30 days prior notice in writing.

(d)            The Company may remove the Trustee with 30 days prior written notice if: the Trustee fails to comply with Section 7.10 hereof; the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Debtor Relief Law; a custodian or public officer takes charge of the Trustee or its property; or the Trustee becomes incapable of acting.

(e)            If the Trustee has been removed by the Holders, Holders of a majority in aggregate principal amount outstanding of Notes may appoint a successor Trustee with the consent of the Company. Otherwise, if the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10.0% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

(f)             If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(g)            A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will deliver or mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all properly held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09            Successor Trustee by Merger, etc. If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee.

Section 7.10            Eligibility; Disqualification. This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(l), (2) and (5). The Trustee is subject to TIA § 310(b).

Article VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01            Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

Section 8.02            Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and the Guarantors will, subject to the satisfaction of the applicable conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all their other obligations under such Notes and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

 (a)            the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

 (b)            the Company’s obligations with respect to such Notes under Article II and Sections 4.01 and 4.02 hereof;

 (c)            the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith; and

 (d)            this Article VIII.

Subject to compliance with this Article VIII, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03            Covenant Defeasance. Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and the Guarantors will, subject to the satisfaction of the applicable conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.08, 4.10, 4.17 and Article V in each case, with respect to the outstanding Notes on and after the date the applicable conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders of such Notes (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the applicable conditions set forth in Section 8.04 hereof, the failure to comply with any such covenant shall not constitute an Event of Default pursuant to Section 6.01(c).

Section 8.04            Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof with respect to Notes:

 (a)            the Company must irrevocably deposit with the Trustee, as funds in trust, solely for the benefit of the Holders of such Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

 (b)            in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

 (c)            in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

 (d)            no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

 (e)            such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

 (f)             the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

 (g)            the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05            Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Trustee shall have no responsibility or liability to calculate the amounts of cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation in connection with any Legal Defeasance or Covenant Defeasance and the Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate received from the Company stating that such amounts deposited with the Trustee are sufficient.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article VIII to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06            Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, the Notes and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall, subject to applicable abandoned property law, be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in The New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07            Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture and the Notes and related Note Guarantee will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium, if any, or interest on, the Notes following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

Article IX

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01            Without Consent of Holders of Notes. Notwithstanding Section 9.02 of this Indenture, the Company, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement, or any Acceptable Intercreditor Agreement, or enter into any additional or supplemental Collateral Documents without the consent of any Holder of Notes affected by the modification or amendments in order to:

(a)            cure any ambiguity, mistake, omission, defect or inconsistency (as conclusively determined by the Company in good faith);

(b)            [Reserved];

(c)            provide for the issuance of Additional Notes;

(d)            provide for the assumption of the Company’s or any Guarantor’s obligations by a successor corporation, partnership, trust or limited liability company in the case of either a merger or consolidation and to evidence the assumption of obligations under this Indenture or the Guarantee;

(e)             provide for the Company’s or any Guarantor’s discharge upon such assumption provided that Article V hereof is complied with;

(f)             add covenants or make any change that would provide any additional rights or benefits to the Holders of the Notes (as conclusively determined by the Company in good faith);

(g)            add guarantees or collateral with respect to the Notes and terms under which such guarantees or collateral will be released or discharged, release or discharge any such guarantee or collateral in accordance with the terms under which such guarantee or collateral was provided or release any Guarantor or collateral in accordance with the terms of this Indenture, the Collateral Documents, the Intercreditor Agreement, or any Acceptable Intercreditor Agreement, as applicable;

(h)            provide for uncertificated Notes in addition to or in place of Definitive Notes;

(i)             effect such amendments and modifications to the extent necessary to reflect the incurrence of any Additional First Lien Obligations or Additional Second Lien Obligations permitted under this Indenture and the Collateral Documents;

(j)             add or appoint a successor or separate trustee or Collateral Agent or provide for the accession by the Trustee to any Collateral Document;

(k)            enter into any other amendments, modifications, waivers or supplements to the Collateral Documents or the Intercreditor Agreement permitted to be entered into without (or not requiring) the consent of the Holders pursuant to the terms thereof;

(l)             enter into any Acceptable Intercreditor Agreement and any amendment, modification, waiver or supplement thereto permitted to be entered into without (or not requiring) the consent of the Holders pursuant to the terms thereof;

(m)            obtain or maintain the qualification of this Indenture under the TIA; or

(n)            make any other change that does not adversely affect the rights of any Holder of Notes in any material respect (as conclusively determined by the Company in good faith).

Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 hereof, the Trustee and the Collateral Agent will join with the Company in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Collateral Agent will be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture, the Notes, the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement, or otherwise.

Section 9.02            With Consent of Holders of Notes. The Company, the Trustee and the Collateral Agent may amend or supplement this Indenture, the Notes, the Collateral Documents, or the Intercreditor Agreement, or enter into any additional or supplemental Collateral Documents with the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes affected thereby (including consents obtained in connection with a tender offer or exchange offer for the Notes), for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement, or of modifying in any manner the rights of the Holders of Notes; provided that without the consent of at least two-thirds in aggregate principal amount of Notes then outstanding, an amendment, modification or waiver may not effect a release of all or substantially all of the Collateral from the Liens securing the Notes, except in accordance with the terms of this Indenture, the Collateral Documents, the Intercreditor Agreement, or any Acceptable Intercreditor Agreement, as applicable. Except as otherwise provided herein (including Section 9.01), the Holders of at least a majority in aggregate principal amount of the outstanding Notes affected thereby, by notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for the Notes) may waive compliance by the Company with any provision of this Indenture or the Notes. Notwithstanding anything to the contrary, no consent of any Holder shall be required for any amendment, supplement or modification to the Intercreditor Agreement or any Acceptable Intercreditor Agreement.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed supplemental indenture, amendment or waiver, but it shall be sufficient if such consent approves the substance thereof. Upon the request of the Company accompanied by a Board Resolution authorizing the execution of any such amended or supplemental indenture, or amendment or supplement to the Collateral Documents, the Intercreditor Agreement, or any Acceptable Intercreditor Agreement, and upon the filing with the Trustee and the Collateral Agent of evidence satisfactory to the Trustee and the Collateral Agent of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee and the Collateral Agent of the documents described in Section 7.02 hereof, the Trustee and the Collateral Agent will join with the Company in the execution of such amended or supplemental indenture, or amendment or supplement to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement, unless such amended or supplemental indenture or amendment or supplement to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement directly affects the Trustee’s or the Collateral Agent’s own rights, duties or immunities under this Indenture, the Collateral Documents or the Intercreditor Agreement or otherwise, in which case the Trustee or the Collateral Agent may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture or such or amendment or supplement to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement.

After a supplemental indenture or waiver or amendment or supplement to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement under this section becomes effective, the Company shall deliver to the Holders of Notes affected thereby a notice briefly describing the supplemental indenture or waiver or such or amendment or supplement to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement. Any failure by the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver. However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder affected thereby (provided that the amendments referred to in clauses (f), (h) and (i) below shall only require Holders of 66 and 2/3% of the outstanding aggregate principal amount of the Notes):

(a)            reduce the principal amount, any premium or change the Stated Maturity of the Notes or alter or waive any of the provisions with respect to the redemption or repurchase of the Notes;

(b)            change the place of payment or currency in which principal, any premium or interest is paid;

(c)            impair the right to institute suit for the enforcement of any payment on the Notes;

(d)            reduce the interest rate or extend the time for payment of interest on the Notes;

(e)            make any change to this Article IX;

(f)             permit the Company or any Subsidiary to enter into any transaction, agreement, waiver, amendment or modification to this Indenture or any other Indenture Document that authorizes the incurrence of additional Indebtedness under this Indenture for the primary purpose of, or has the effect of, obtaining consent to any transaction pursuant to any voting threshold required under this Indenture;

(g)            (A) amend or modify the priority or any pro rata sharing provision of this Indenture or any other provision of the Indenture Documents in a manner that would change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens, proceeds of Collateral or reductions in Commitments, or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Holders under any Indenture Document;

(h)            [Reserved]; or

(i)             amend, modify or waive this Indenture or the Indenture Document in a manner that disproportionately and adversely affects one or more Holders relative to any other Holder without the consent of each Holder disproportionately and adversely affected thereby.

Section 9.03            [Reserved].

Section 9.04            Revocation and Effect of Consents. Until an amendment or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment or waiver becomes effective. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05            Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment or waiver on the Notes thereafter authenticated. The Company in exchange for Notes may issue and the Trustee shall authenticate upon request new Notes that reflect the amendment or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment or waiver.

Section 9.06            Trustee and Collateral Agent to Sign Amendments, etc. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article or the modifications thereby of the trusts created by this Indenture, or any amendments or supplements to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement, the Trustee and the Collateral Agent shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture or such amendment or supplement to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement, is authorized or permitted by this Indenture, and an Opinion of Counsel stating that it will be the legal, valid and binding upon the Company and each Guarantor in accordance with its terms, subject to customary exceptions. The Trustee and the Collateral Agent, as applicable, shall sign all supplemental indentures and amendments or supplements to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement, except that neither the Trustee nor the Collateral Agent need not sign any supplemental indenture or any amendments or supplements to the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement that adversely affects its rights.

Article X

SATISFACTION AND DISCHARGE

Section 10.01          Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to the Notes issued hereunder, when:

(a)            either:

 (1)            the Company delivers to the Trustee all outstanding Notes issued under this Indenture (other than Notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation; or

 (2)            all Notes outstanding under this Indenture and not previously delivered to the Trustee for cancellation (i) have become due and payable, whether at maturity or as a result of the mailing or sending of a notice of redemption or (ii) will become due and payable within one year (including as a result of maturity or the mailing or sending of a notice of redemption), and the Company irrevocably deposits or causes to be deposited with the Trustee as funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

(b)            no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(c)            the Company has paid or caused to be paid all sums payable by it under this Indenture with respect to such Notes; and

(d)            the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of such Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with.

The Trustee shall have no responsibility or liability to calculate the amounts of cash in U.S. dollars, non-callable U.S. Government Securities, or a combination of cash in U.S. dollars and non-callable U.S. Government Securities, as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation in connection with any satisfaction and discharge of this Indenture and the Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate received from the Company stating that such amounts deposited with the Trustee are sufficient.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (2) of clause (a) of this Section 10.01, the provisions of Sections 10.02 and 8.06 hereof will survive. In addition, nothing in this Section 10.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture. After the conditions to discharge contained in this Article X have been satisfied, and the Company has paid or caused to be paid all other sums payable hereunder by the Company, and delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that all conditions precedent to satisfaction and discharge have been complied with, the Trustee upon Company request shall acknowledge in writing the discharge of the obligations of the Company (except for those surviving obligations specified in this Section 10.01 and the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s obligations in connection therewith).

Section 10.02            Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes with respect to which such deposit was made and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof; provided that if the Company has made any payment of principal of, premium, if any, or interest on, the Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

Article XI

NOTE GUARANTEES

Section 11.01          Note Guarantees.

(a)           Each Guarantor hereby, jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise (including the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of the Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Note Guarantees shall be a guarantee of payment and not of collection.

(b)           Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Note Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Note Guarantee or as provided for in this Indenture. Each of the Guarantors hereby agrees that, in the event of a default in payment of principal or premium, if any or interest on such Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce such Guarantor’s Note Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.

(d)           If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Note Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e)           Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 for the purposes of the Note Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Section 6.02, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Note Guarantee of such Guarantor.

Section 11.02          Execution and Delivery of Note Guarantees. To evidence its Note Guarantee set forth in Section 11.01, each Guarantor agrees that this Indenture shall be signed on behalf of such Guarantor by an Officer of such Guarantor (or, if an Officer is not available, by a board member or director or another authorized Person) on behalf of such Guarantor by manual or facsimile signature. In case the Officer, board member or director of such Guarantor who shall have signed this Indenture shall cease to be such Officer, board member or director before the Note shall have been authenticated and delivered by the Trustee, such Note nevertheless may be authenticated and delivered as though the Person who signed this Indenture had not ceased to be such Officer, board member or director.

Each Guarantor agrees that except as otherwise provided in this Indenture its Note Guarantee set forth in Section 11.01 shall remain in full force and effect and shall apply to all the Notes notwithstanding any failure to endorse on each Note a notation of such Note Guarantee. The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of any Note Guarantee set forth in this Indenture on behalf of the Guarantors.

The failure to endorse a Note Guarantee shall not affect or impair the validity thereof.

Section 11.03          Severability. In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 11.04          Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance of Notes, each Holder, confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Note Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Note Guarantee, result in the obligations of such Guarantor under its Note Guarantee constituting a fraudulent transfer or conveyance.

Section 11.05          Releases of Guarantors. Each Guarantor shall be deemed automatically and unconditionally released and discharged from any obligations under its Guarantee of the Notes in support thereof, as evidenced by a supplemental indenture executed by the Company, the applicable Guarantors and the Trustee, without any further action on the part of the Trustee or any Holder of Notes:

(a)            in the event that such Guarantor shall no longer guarantee the Credit Agreement or shall otherwise be required to guarantee the notes pursuant to the terms of this Indenture;

(b)            upon the occurrence of the first date when at least two Ratings Agencies have rated the notes as Investment Grade;

(c)            upon the sale or other disposition (including by way of merger or consolidation) of all of the capital stock of such Guarantor to a Person that is not the Company or a Guarantor; provided such sale or disposition is (i) not prohibited by this Indenture or (ii) pursuant to any exercise of any secured creditor remedies by the First Lien Designated Agent in respect of any First Lien Obligations but only to the extent that the First Lien Secured Parties release their guarantees in respect of the First Lien Obligations of such Guarantor;

(d)            upon the sale or disposition of all or substantially all the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not the Company or a Guarantor;

(e)            upon the liquidation or dissolution of such Guarantor;

(f)             upon Legal Defeasance or Covenant Defeasance with respect to the Notes pursuant to Article VIII or satisfaction and discharge of this Indenture with respect to the Notes;

(g)            upon receipt of the consent of Holders of the requisite percentage of Notes in accordance with Section 9.01;

(h)            upon the Company designating such Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.15;

(i)             in the case of any Restricted Subsidiary that after the Issue Date is required to Guarantee the Notes pursuant to Section 4.11, the release or discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of the Company or the repayment of the Indebtedness, in each case, that resulted in the obligation to Guarantee the Notes, except if a release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other Guarantee or Indebtedness; or

(j)             in the case of any Guarantor that becomes an Excluded Subsidiary, upon such Guarantor becoming an Excluded Subsidiary.

Section 11.06          Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 11.07          Future Guarantors. Each Person that is required to become a Guarantor after the Issue Date pursuant to Section 4.11 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Person shall become a Guarantor. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officers’ Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Person and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Guarantee of such Guarantor is a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Article XII

MISCELLANEOUS

Section 12.01          [Reserved].

Section 12.02          Notices. Any notice or communication by the Company, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company or any Guarantor:

Babcock & Wilcox Enterprises, Inc.
1200 East Market Street, Suite 650

Akron, OH 44305
Attention: Cameron Frymyer
Email: cfrymyer@babcock.com

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

O’Melveny & Myers LLP
Two Embarcadero Center, 28th Floor

San Francisco, CA 9411
Attention: Brophy Christensen, Jennifer Taylor, Ryan Coombs

Email: bchristensen@omm.com; jtaylor@omm.com; rcoombs@omm.com

If to the Trustee or the Collateral Agent:

GLAS Trust Company LLC
3 Second Street, Suite 206
Jersey City, NJ 07311
Attention: TMGUS / Babcock & Wilcox Enterprises, Inc.
tmgus@glas.agency; clientservices.usadcm@glas.agency

The Company, the Guarantors, the Trustee or the Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders. Notwithstanding any other provision of this Indenture or any Global Note, where this Indenture or any Global Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the Applicable Procedures, including by electronic mail in accordance with the standing instructions from the Depositary.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company delivers or mails a notice or communication to Holders, it will deliver or mail a copy to the Trustee and each Agent at the same time.

The Trustee and the Collateral Agent agree to accept and act upon instructions or directions pursuant to this Indenture sent by Electronic Means, on the terms set out in Section 1.05 hereof.

Section 12.03         [Reserved].

Section 12.04          Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Collateral Agent to take any action under this Indenture, the Company shall, if requested by the Trustee, furnish to the Trustee and/or the Collateral Agent (except that in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished):

(a)            an Officer’s Certificate stating that, in the opinion of the signers (who may rely upon an Opinion of Counsel as to matters of law), all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)            an Opinion of Counsel stating that, in the opinion of such counsel (who may rely upon an Officer’s Certificate as to matters of fact), all such conditions precedent and covenants have been complied with; provided that no such Opinion of Counsel shall be required to be delivered in connection with (1) the authentication and delivery of Notes that are issued on the Issue Date or (2) a request by the Company that the Trustee deliver a notice to Holders under this Indenture where the Trustee receives an Officer’s Certificate with respect to such notice.

Section 12.05          Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 12.06          Rules by Holders and Agents. Holders may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07          Calculation of Foreign Currency Amounts. The calculation of the U.S. dollar equivalent amount for any amount denominated in a Foreign Currency shall be the noon buying rate in the City of New York as published by the Federal Reserve Bank of New York on the date on which such determination is required to be made or, if such day is not a day on which such rate is published, the rate most recently published prior to such day.

Section 12.08          No Personal Liability of Directors, Officers, Employees and Shareholders. No past, present or future director, Officer, employee, incorporator, affiliate or shareholder of the Company, as such, will have any liability for any obligations of the Company under the Notes or the Guarantor under the Note Guarantees, this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.09          Governing Law; Submission to Jurisdiction. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES, AND THE NOTES GUARANTEES, IF ANY, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. Each of the parties hereto agrees that any legal action or proceeding with respect to or arising out of this Indenture may be brought in or removed to the courts of the State of New York or of the United States of America, in each case located in the Borough of Manhattan, The City of New York. By execution and delivery of this Indenture, each of the parties hereto accepts, for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of any party to bring legal action or proceedings in any other competent jurisdiction. Each of the parties hereto hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Indenture brought before the foregoing courts on the basis of forum non-conveniens.

Section 12.10          No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11          Successors. All agreements of the Company and the Guarantors in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors.

Section 12.12          Severability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.13          Counterpart Originals. This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

The exchange of copies of this Indenture and of signature pages that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is acceptable to the Trustee shall constitute effective execution and delivery of this Indenture for all purposes. Signatures of the parties hereto that are executed by manual signatures that are scanned, photocopied or faxed or by other electronic signing created on an electronic platform (such as DocuSign) or by digital signing (such as Adobe Sign) that is acceptable to the Trustee shall be deemed to be their original signatures for all purposes of this Indenture as to the parties hereto and may be used in lieu of the original.

Anything in this Indenture or the Notes to the contrary notwithstanding, for the purposes of the transactions contemplated by this Indenture, the Notes and any document to be signed in connection with this Indenture or the Notes (including the Notes and amendments, supplements, waivers, consents and other modifications, Officer’s Certificates, Company Orders and Opinions of Counsel and other issuance, authentication and delivery documents) or the transactions contemplated hereby may be signed by manual signatures that are scanned, photocopied or faxed or other electronic signatures created on an electronic platform (such as DocuSign) or by digital signature (such as Adobe Sign) that is acceptable to the Trustee and contract formations on electronic platforms, and the keeping of records in electronic form, are hereby authorized, and each shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as the case may be.

Section 12.14          Table of Contents, Headings, etc. The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.15          Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS, THE TRUSTEE, THE COLLATERAL AGENT AND EACH HOLDER OF A NOTE BY ITS ACCEPTANCE THEREOF HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.16          Patriot Act Compliance. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person that establishes a relationship or opens an account, which information includes the name, address, tax identification number and formation documents and other information that will allow Trustee to identify the Person in accordance with the USA Patriot Act. The parties to this Indenture agree that they will provide the Trustee with such information in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Article XIII

SECURITY

Section 13.01          Grant of Security Interest.

(a)            Until the release of the Liens on the Collateral securing the Notes in whole in accordance with Section 13.02, the due and punctual payment of the principal of, premium, if any, and interest on the Notes and amounts due hereunder and under the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, by acceleration, purchase, repurchase, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest (to the extent permitted by law) on the Notes and the performance of all other obligations of the Company and the Guarantors to the Holders, the Trustee or the Collateral Agent under this Indenture, the Collateral Documents, the Guarantees and the Notes shall be secured by Liens as provided in the Collateral Documents which the Company, Guarantors and Collateral Agent, as the case may be, shall enter into substantially concurrently with the execution of this Indenture and shall be secured by all the Collateral Documents hereafter delivered as required or permitted by this Indenture and the Collateral Documents.

(b)           Each Holder, by its acceptance of the Notes, consents and agrees to the terms of each of the Collateral Documents, the Intercreditor Agreement and any Acceptable Intercreditor Agreement, as the same may be in effect or may be amended from time to time in accordance with their respective terms, and authorizes and directs the Trustee and the Collateral Agent, as applicable to enter into this Indenture, the Collateral Documents, the Intercreditor Agreement and any Acceptable Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall, and shall cause each Subsidiary to, do or cause to be done, at its sole cost and expense, all such actions and things as may be required by the provisions of the Collateral Documents, to assure and confirm to the Collateral Agent the security interests in the Collateral contemplated by the Collateral Documents, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and Guarantees secured hereby, according to the intent and purpose herein and therein expressed and subject to the Intercreditor Agreement or any Acceptable Intercreditor Agreement, including taking all commercially reasonable actions required to cause the Collateral Documents to create and maintain, as security for the Second Lien Obligations, valid and enforceable, perfected (to the extent required therein) security interests in and on all the Collateral, in favor of the Collateral Agent (including the filing of UCC financing statements, amendments with respect thereto and continuation statements), superior to and prior to the rights of all third Persons other than as set forth therein, in the Intercreditor Agreement or in any Acceptable Intercreditor Agreement, and subject to no other Liens, in each case, except as expressly provided herein or therein. If required for the purpose of meeting the legal requirements of any jurisdiction in which any of the Collateral may at the time be located, subject to the terms of the Collateral Documents, the Company, the Trustee and the Collateral Agent shall have the power to appoint, and shall take all reasonable action to appoint, one or more Persons approved by the Company to act as co-collateral agent with respect to any such Collateral, with such rights and powers limited to those deemed necessary for the Company, the Trustee or the Collateral Agent to comply with any such legal requirements with respect to such Collateral, and which rights and powers shall not be inconsistent with the provisions of this Indenture or any Indenture Document. The Company shall from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and taxes relating to this Indenture, the Collateral Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant hereto or thereto.

(c)            Each Holder, by its acceptance of the Notes, consents and agrees to be bound by the terms of, and authorizes and directs the entry by the Trustee and the Collateral Agent, as applicable, into, the Security Agreement, the Intercreditor Agreement, any Acceptable Intercreditor Agreement and any other related Collateral Documents and any amendments, restatements or modifications to the Collateral Documents, the Intercreditor Agreement and any Acceptable Intercreditor Agreement (including the amendment and restatement of the Security Agreement, the Intercreditor Agreement and any Acceptable Intercreditor Agreement being entered into on the Issue Date). By its acceptance of the Notes, each Holder also authorizes and directs the Trustee and the Collateral Agent to perform their respective obligations and exercise their respective rights under the Security Agreement, the Intercreditor Agreement, any Acceptable Intercreditor Agreement and any other related amended, restated or modified Collateral Documents, Intercreditor Agreement and any Acceptable Intercreditor Agreement in accordance therewith.

Section 13.02          Release of Collateral. The Liens on the Collateral securing the Notes will be automatically released with respect to the Notes:

(1)             in whole, upon payment in full of the principal of, accrued and unpaid interest and premium, if any, and all other obligations on the Notes due and payable at such time;

(2)            in whole, upon satisfaction and discharge of this Indenture in accordance with the terms hereof with respect to the Notes;

(3)            in whole, upon a Legal Defeasance or Covenant Defeasance with respect to the Notes pursuant to Article VIII;

(4)            as to any property or asset constituting Collateral that is sold or otherwise disposed of by any of the Grantors (other than to another Grantor) in a transaction not prohibited by this Indenture at the time of such sale or disposition;

(5)             in whole or in part, with the consent of the Holders of the requisite percentage of Notes in accordance Article IX;

(6)             in whole, with respect to the Collateral owned by any Guarantor, upon the release of the Guarantee of such Guarantor in accordance with the terms of this Indenture;

(7)             in whole or in part, with respect to any property or asset of any Grantor that is or becomes an Excluded Property under the terms of the Collateral Documents.

(8)             to the extent provided in the applicable provisions of the Collateral Documents or the Intercreditor Agreement;

(9)             in whole or in part, with respect to any property or asset of any Grantor that is released from the Collateral securing the First Lien Obligations in accordance with the terms of the First Lien Documents; and

(10)          in whole, during any period of time that (a)(i) at least two Rating Agencies have rated the Notes as Investment Grade and (ii) no Default has occurred and is continuing, or (b) at least two of Fitch, S&P and Moody’s have confirmed in writing that the Company’s Credit Rating will be Investment Grade after giving effect to the release of the Collateral in accordance with the terms of the Collateral Documents.

Section 13.03          Form and Sufficiency of Release. The Trustee or the Collateral Agent shall promptly execute and deliver such documents and other instruments and authorize the making of such filings and registrations as may be requested by the Company to evidence the release and reconveyance to the applicable Grantor of the applicable Collateral.

Section 13.04          Purchaser Protected. No purchaser or grantee of any property or rights purporting to be released herefrom shall be bound to ascertain the authority of the Trustee or the Collateral Agent to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority; nor shall any purchaser or grantee of any property or rights permitted by this Indenture to be sold or otherwise disposed of by the Company be under any obligation to ascertain or inquire into the authority of the Company to make such sale or other disposition.

Section 13.05          Authorization of Actions to Be Taken by the Collateral Agent Under the Collateral Documents.

(a)           GLAS Trust Company LLC is hereby appointed Collateral Agent. Subject to the provisions of the applicable Collateral Documents, each Holder, by acceptance of its Notes, agrees that (i) the Collateral Agent (and, if applicable, the Trustee) shall execute and deliver the Collateral Documents and act in accordance with the terms thereof, (ii) the Collateral Agent may, subject to the provisions of the Collateral Documents, at the written direction of the Trustee (acting on the written direction of Holders of a majority in aggregate principal amount of the then outstanding Notes) and subject to the receipt of security or indemnity acceptable to the Collateral Agent, take all actions necessary or appropriate in order to (A) enforce any of the terms of the Collateral Documents and (B) collect and receive any and all amounts payable in respect of the obligations of the Company and the Guarantors hereunder and under the Notes, the Guarantees and the Collateral Documents and (iii) to the extent permitted by this Indenture, the Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Collateral Documents or this Indenture, and suits and proceedings as the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Trustee and the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of at least a majority in aggregate principal amount of the outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Collateral Documents.

(b)           The rights, privileges, protections, immunities and benefits given to the Trustee under this Indenture, including its right to be indemnified and compensated and all other rights, privileges, protections, immunities and benefits set forth in Sections 7.01, 7.02 and 7.07, are extended to the Collateral Agent, and its agents and attorneys, and shall be enforceable by, the Collateral Agent, as if fully set forth in this Article XIII with respect to the Collateral Agent. The Collateral Agent will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

(c)           Beyond the exercise of reasonable care in the custody of Collateral in its possession, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Collateral Agent will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Collateral. The Collateral Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and the Collateral Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Collateral Agent in good faith.

(d)           Neither the Collateral Agent nor the Trustee will be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of the Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Without limiting the foregoing, neither the Trustee nor the Collateral Agent shall have any duty to file any financing statements or continuations thereof or otherwise to perfect the security interests granted to it under the Security agreement, which duty shall be solely that of the Company. The Collateral Agent hereby disclaims any representation or warranty to the present and future Holders concerning the perfection of the Liens to be granted hereunder or in the value of any of the Collateral.

(e)           In the event that the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent’s sole discretion may cause the Collateral Agent to be considered an “owner or operator” under any environmental laws or otherwise cause the Collateral Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, the Collateral Agent reserves the right, instead of taking such action, either to resign as Collateral Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. The Collateral Agent will not be liable to any Person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or release or threatened discharge or release of any hazardous materials into the environment.

(f)            The provisions of this Section 13.05 are solely for the benefit of the Collateral Agent and none of the Holders nor any of the Grantors shall have any rights as a third party beneficiary of any of the provisions contained. Each Holder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement, any Acceptable Intercreditor Agreement and the Collateral Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Collateral Documents, the Intercreditor Agreement, and any Acceptable Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Collateral Documents, the Intercreditor Agreement or any Acceptable Intercreditor Agreement, or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 13.06          Authorization of Receipt of Funds by the Collateral Agent Under the Collateral Documents. The Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Collateral Documents and to the extent not prohibited under the Intercreditor Agreement, any Acceptable Intercreditor Agreement, or the Collateral Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 13.07          Intercreditor Agreements. This Indenture and the Collateral Documents are subject to the terms, limitations and conditions set forth in the Intercreditor Agreement and any Acceptable Intercreditor Agreement. Notwithstanding anything herein to the contrary, (i) the Liens and security interests granted to the Collateral Agent pursuant to this Indenture and the Collateral Documents are expressly subject and subordinate to the liens and security interests granted pursuant to the 1st Lien Documents (as such term is defined in the Intercreditor Agreement) and the PBGC Documents and (ii) the exercise of any right or remedy hereunder and any right to payment hereunder is subject to the limitations and provisions of the Intercreditor Agreement and any Acceptable Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the Indenture Documents, the terms of the Intercreditor Agreement shall govern. In the event of any conflict between the terms of any Acceptable Intercreditor Agreement and the Indenture Documents, the terms of the Acceptable Intercreditor Agreement shall govern.

Section 13.08          Reliance by Collateral Agent. Whenever reference is made in this Indenture to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Indenture if it shall not have received such advice or concurrence of the Trustee, acting at the direction of the required Holders (acting in accordance with this Indenture and the Collateral Documents), as it deems appropriate. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

[Signatures on following page]

SIGNATURES

Dated as of May 19, 2025

BABCOCK & WILCOX ENTERPRISES, INC.

By:
	Name:	Cameron Frymyer
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Indenture]

AMERICON EQUIPMENT SERVICES, INC.
AMERICON, LLC
BABCOCK & WILCOX CONSTRUCTION CO., LLC
BABCOCK & WILCOX EQUITY INVESTMENTS, LLC
BABCOCK & WILCOX HOLDINGS, LL
BABCOCK & WILCOX INTERNATIONAL SALES AND SERVICE CORPORATION
BABCOCK & WILCOX INTERNATIONAL, INC.
THE BABCOCK & WILCOX COMPANY
BABCOCK & WILCOX TECHNOLOGY, LLC
DIAMOND OPERATING CO., INC.
DIAMOND POWER CHINA HOLDINGS, INC.
DIAMOND POWER EQUITY INVESTMENTS, INC.
DIAMOND POWER INTERNATIONAL, LLC
SOFCO – EFS HOLDINGS LLC
BABCOCK & WILCOX SPIG, INC.
BABCOCK & WILCOX CANADA CORP.
BABCOCK & WILCOX NEW ENERGY HOLDINGS, LLC
BABCOCK & WILCOX SOLAR ENERGY, INC.
BABCOCK & WILCOX CHANUTE, LLC
BABCOCK & WILCOX FPS INC.
BABCOCK & WILCOX DEVELOPMENTS, LLC
MASSILLON NG2H, LLC
WYOMING C2H, LLC
MOUNTAINEER C2H, LLC
BAYOU B2H, LLC,
as Guarantors

By:
Name:	Cameron Frymyer
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to the Indenture]

GLAS TRUST COMPANY LLC,
as Trustee and Collateral Agent

By:
Name:
Title:

[Signature Page to the Indenture]

SCHEDULE 1.01

Immaterial Subsidiaries

1.	Dampkraft Insurance Company

2.	Babcock & Wilcox IP Holdings, LLC

3.	Babcock & Wilcox Acorn Holdings, LLC

4.	1867BW, LLC

5.	Great Arrow Builders LLC

6.	SPIG Virginia, LLC

7.	Babcock & Wilcox Solar Holdings, LLC

8.	Focalti, LLC

Exhibit A

FORM OF 8.75% SENIOR SECURED SECOND LIEN NOTE DUE 2030

(Face of Note)
8.75% Senior Secured Second Lien Notes due 2030

[Global Notes Legend]

[Insert the Global Note Legend, if applicable, pursuant to the provisions of the Indenture]

[Restricted Notes Legend]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Regulation S Global Note Legend]

[Insert the Regulation S Global Note Legend from Section 2.08(e)(4), if applicable, pursuant to the provisions of the Indenture]

This Instrument and the rights and obligations evidenced hereby, and any collateral security with respect thereto, are subordinate to the 1st Lien Obligations (as defined in the Intercreditor Agreement referred to below) and the liens securing the 1st Lien Obligations, respectively, in each case in the manner and to the extent set forth in that certain Intercreditor Agreement dated as of MAY 19, 2025 (as amended, modified, supplemented, extended, renewed, restated or replaced and in effect from time to time, the “Intercreditor Agreement”; capitalized terms used IN THIS PARAGRAPH and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement), among the 1st Lien Agent, the 2nd Lien Creditor, the 3rd Lien Agent (following the execution of the Joinder referred to in Section 8.25 thereof), and the 4th Lien Agent referred to therein, and acknowledged by Babcock & Wilcox Enterprises, Inc., as the Borrower, and the other Guarantors party thereto from time to time; and each holder of this Instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Intercreditor Agreement. In the event of a conflict between the provisions of this Instrument and the provisions of the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall govern and control in all respects.

This instrument and the rights and obligations evidenced hereby, and any collateral security with respect thereto, are subordinate to the PBGC Liens (as defined in the PBGC/GLAS Intercreditor Agreement (as defined below) in the manner and to the extent set forth in that certain Intercreditor Agreement, dated as of MAY 19, 2025 (as amended, modified, supplemented, extended, renewed, restated or replaced and in effect from time to time, the “PBGC/GLAS Intercreditor Agreement”; capitalized terms used IN THIS PARAGRAPH and not otherwise defined herein shall have the meanings assigned to such terms in the PBGC/GLAS Intercreditor Agreement), between PBGC and THE Subordinated Lien Agent (each as defined in the PBGC/GLAS Intercreditor Agreement), and acknowledged by Babcock & Wilcox Enterprises, Inc., as the issuer, and the other Guarantors (as defined in the PBGC/GLAS Intercreditor Agreement) party thereto from time to time; and each holder of this instrument, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the PBGC/GLAS Intercreditor Agreement. In the event of a conflict between the provisions of this instrument and the provisions of the PBGC/GLAS Intercreditor Agreement, the provisions of the PBGC/GLAS Intercreditor Agreement shall, SUBJECT TO THE PROVISIONS OF SECTION 12.15 THEREOF, govern and control in all respects.

BABCOCK & WILCOX ENTERPRISES, INC.
8.75% Senior Secured Second Lien Notes due 2030

CUSIP No.[1]:
No.	ISIN No.[2]:
$

BABCOCK & WILCOX ENTERPRISES, INC., a Delaware corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to [●]3/[CEDE & CO.], or registered assigns, the principal sum of $         (the “Principal”) on June 30, 2030.

Interest Payment Dates: June 30 and December 30 (each, an “Interest Payment Date”), commencing December 30, 2025.

Interest Record Dates: June 15 and December 15 (each, an “Interest Record Date”).

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

[1]	144A CUSIP: 05614L AB6; Reg S CUSIP: U0536Q AA0; Unrestricted CUSIP: 05614L AC4
[2]	144A ISIN: US05614LAB62; Reg S ISIN: USU0536QAA05; Unrestricted ISIN: US05614LAC46
[3]	Add holder name if a Definitive Note.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile or electronic signature by its duly authorized officer under its seal.

BABCOCK & WILCOX ENTERPRISES, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture.

Dated: May 19, 2025

GLAS TRUST COMPANY LLC, Trustee

By:
Authorized Signatory

(REVERSE OF NOTE)

BABCOCK & WILCOX ENTERPRISES, INC.
8.75% Senior Secured Second Lien Notes due 2030

1.             Interest.

BABCOCK & WILCOX ENTERPRISES, INC., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at the rate per annum shown above. Cash interest on the Note will accrue from May 19, 20254. The Company will pay interest semi-annually in arrears on each Interest Payment Date, commencing December 30, 2025. Interest will be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date is not a Business Day, then the related payment of interest for such Interest Payment Date shall be paid on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date and no further interest shall accrue as a result of such delay.

The Company shall pay interest on overdue principal from time to time on demand at the rate borne by the Notes and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.             Method of Payment.

The Company will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders of the Notes at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to such Interest Record Date and prior to such Interest Payment Date. The Notes shall be payable as to principal, premium, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided written wire transfer instructions to the Company and the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of and interest on this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes.

3.             Paying Agent.

Initially, GLAS Trust Company LLC (the “Trustee”) will act as Paying Agent. The Company may change any Paying Agent without notice to the Holders.

[4]	In the case of Initial Notes.

4.             Indenture.

The Company issued the Notes under an Indenture, dated as of May 19, 2025 (the “Indenture”), by and among the Company, the Guarantors, the Trustee and the Collateral Agent. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. To the extent the terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern.

5.             Guarantee.

The payment by the Company of the principal of, and premium, if any, and interest on, the Notes is irrevocably and unconditionally guaranteed on a senior basis by the Guarantors.

6.             Optional Redemption.

(a)           The Notes are subject to redemption, at the option of the Company, in whole at any time or in part from time to time, at any time on or after May 19, 2026, for cash, at a redemption price equal to 100.0% of the applicable principal amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date).

(b)           [Reserved].

(c)           [Reserved].

(d)           Notwithstanding the foregoing, in connection with any tender offer or exchange offer, if Holders of not less than 90.0% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in any tender offer for the Notes and the Company, or any third party making such an offer in lieu of the Company, purchase all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the redemption date or purchase date if the notice is subject to one or more conditions precedent as described above), given not more than 60 days following such purchase date, to redeem (with respect to the Company) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date specified in such notice and at a price equal to the price paid to each other Holder in such tender offer (which shall exclude any early tender premium or similar premium), plus accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date or purchase date, subject to the rights of Holders on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the redemption date or purchase date. Each Holder, by purchasing or holding any Notes, will be deemed to have consented to this provision.

7.            [Reserved].

8.            Denominations; Transfer; Exchange.

The Notes are in registered form, without coupons, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. A Holder shall register the transfer of or exchange Notes in accordance with the Indenture. The Company may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture.

9.            Persons Deemed Owners.

The registered Holder of a Note shall be treated as the owner of it for all purposes.

10.          Legal Defeasance and Covenant Defeasance.

The Company may be discharged from its obligations under the Notes and under the Indenture with respect to the Notes except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Notes and in the Indenture with respect to the Notes, in each case upon satisfaction of certain conditions specified in the Indenture.

11.          Amendment; Supplement; Waiver.

Subject to certain exceptions, the Notes and the provisions of the Indenture relating to the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding affected by such amendment or supplement, and any existing Default or Event of Default or compliance with certain provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of all the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Notes in addition to or in place of Definitive Notes, or make any other change that does not adversely affect the rights of any Holder of a Note.

12.          Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Company or a Material Guarantor (or a group of Guarantors that, taken together, would constitute a Material Guarantor) occurs and is continuing, the Trustee or the Holders of at least 30.0% in aggregate principal amount of Notes then outstanding may declare all of the Notes to be due and payable immediately in the manner and with the effect provided in the Indenture. If a bankruptcy Event of Default with respect to the Company or a Material Guarantor occurs and is continuing, the entire principal amount of the Notes then outstanding and interest accrued thereon, if any, shall immediately become due and payable. Holders of Notes may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture or the Notes unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Notes then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Notes notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

13.          Trustee Dealings with Company.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company as if it were not the Trustee.

14.          No Recourse Against Others.

No stockholder, director, officer, employee, member or incorporator, as such, of the Company, the Guarantors or any successor Person thereof shall have any liability for any obligation under the Notes or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Note by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

15.          Authentication.

This Note shall not be valid until the Trustee manually signs the certificate of authentication on this Note.

16.          Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Note or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

17.          CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes as a convenience to the Holders of the Notes. No representation is made as to the accuracy of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers printed hereon.

18.          Governing Law.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THIS NOTE, AND THE NOTE GUARANTEES, IF ANY, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

19.          Security.

This Note will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the Notes, in each case pursuant to the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents (including the provisions providing for the foreclosure and release of Collateral) and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                         agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:

Signed:

(Signed exactly as name appears on the other side of this Note)

Signature
Guarantee:	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE A

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for other 8.75% Senior Secured Second Lien Notes have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Authorized Signatory of Trustee or Note Custodian

Exhibit B

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS PURSUANT TO RULE 144A]

Babcock & Wilcox Enterprises, Inc.
1200 East Market Street, Suite 650

Akron, OH 44305

Attention: Cameron Frymyer

Email: cfrymyer@babcock.com

GLAS Trust Company LLC, as Trustee

3 Second Street, Suite 206

Jersey City, NJ 07311

Attention: TMGUS / Babcock & Wilcox Enterprises, Inc.

tmgus@glas.agency; clientservices.usadcm@glas.agency

Re:	Babcock & Wilcox Enterprises, Inc. 8.75% Senior Secured Second Lien Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount at maturity of the Notes, we hereby certify that such transfer is being effected pursuant to and in accordance with Rule 144A (“Rule 144A”) under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we hereby further certify that the Notes are being transferred to a Person that we reasonably believe is purchasing the Notes for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Notes are being transferred in compliance with any applicable blue sky securities laws of any state of the United States.

B-1

You and Babcock & Wilcox Enterprises, Inc. are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

B-2

Exhibit C

[FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S]

Babcock & Wilcox Enterprises, Inc.
1200 East Market Street, Suite 650

Akron, OH 44305

Attention: Cameron Frymyer

Email: cfrymyer@babcock.com

GLAS Trust Company LLC, as Trustee
3 Second Street, Suite 206

Jersey City, NJ 07311

Attention: TMGUS / Babcock & Wilcox Enterprises, Inc.

tmgus@glas.agency; clientservices.usadcm@glas.agency

Re:	Babcock & Wilcox Enterprises, Inc. 8.75% Senior Secured Second Lien Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $________ aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1)            the offer of the Notes was not made to a Person in the United States;

(2)            either (a) at the time the buy order was originated, the transferee was outside the United States or we and any Person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any Person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3)            no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4)            the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

C-1

Babcock & Wilcox Enterprises, Inc. and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Authorized Signature

Signature guarantee:

(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

C-2